UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUPONT FABROS TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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1212 New York Avenue, NW, Suite 900

Washington, DC 20005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DuPont Fabros Technology, Inc. (the “Company,” “we,” “our” or “us”) on May 27, 2015, at 9:00 a.m., Eastern time, at the Embassy Suites Dulles, 44610 Waxpool Rd., Ashburn, VA 20147, to consider and take action on the following:

1.	To elect nine members to the Board of Directors for a term of one year each;

2.	To hold an advisory (non-binding) vote on our executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are furnishing proxy materials to you electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. We believe that this process expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided notice and electronic delivery of the proxy materials to our stockholders of record on April 2, 2015. The notice contained instructions on how to access online our Proxy Statement and annual report and how to vote online, and also included instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for the Annual Meeting and future meetings of stockholders.

Our Board of Directors has fixed the close of business on April 2, 2015, as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting. Only stockholders of record as of the close of business on April 2, 2015 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by requesting a paper copy of the proxy materials and completing and returning the proxy card provided with those materials. Please see the attached Proxy Statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this Proxy Statement.

By order of the Board of Directors,

Lammot J. du Pont
Chairman of the Board

Washington, DC

April 8, 2015

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We have furnished this Proxy Statement to you electronically via the Internet in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Dulles, 44610 Waxpool Rd., Ashburn, VA 20147, on May 27, 2015, at 9:00 a.m., Eastern time, and at any adjournment and postponement thereof. Our Board of Directors requests that you allow your shares to be represented and voted at the Annual Meeting by the proxy holders named on the enclosed card.

The mailing address of our principal executive offices is 1212 New York Avenue, NW, Suite 900, Washington, DC 20005. We maintain an internet website at www.dft.com. Information at or connected to our website is not and should not be considered part of this Proxy Statement.

We will bear the costs of this solicitation, including the costs of preparing, assembling and furnishing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, our directors, officers and employees may solicit proxies, for no additional compensation, by telephone, personal interviews or otherwise. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The furnishing of this Proxy Statement does not imply that there has been no change in the information set forth since the date of this Proxy Statement.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our stockholders electronically via the Internet. We provided notice and electronic delivery of the proxy materials (the “Notice of Internet Availability”) to our stockholders of record on April 2, 2015. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the notice. Copies of our proxy materials will be available at www.edocumentview.com/DFT for one year after the Annual Meeting.

Items for consideration at the Annual Meeting:	Board Recommendation
The election to the Board of the nine nominees named in this Proxy Statement (Proposal 1)	“FOR” each of the nominees to the Board

An advisory (non-binding) vote on executive compensation (Proposal 2)	“FOR”

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal 3)	“FOR”

VOTING

Who may vote at the Annual Meeting?

Each share of our common stock has one vote on each matter. Only stockholders of record as of the close of business on April 2, 2015 (the “Record Date”) are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”), to attend and to vote at the Annual Meeting. As of the Record Date, there were 65,374,247 shares of our common stock issued and outstanding.

Holders of our 7.875% Series A Cumulative Redeemable Perpetual Preferred Stock (“Series A Preferred Stock”) and 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”) are not entitled to receive the Notice to attend or to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability, and if requested, the proxy materials, were sent directly to you by Computershare Investor Services.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability, and if requested, the proxy materials, were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares.

If I am a stockholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting www.envisionreports.com/DFT and entering the control number found on the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	In person. You may vote in person at the Annual Meeting. We will give you a ballot when you arrive at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the vote instruction form included with the Notice of Internet Availability.

•	By Telephone. If you received your proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you received your proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business, which is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you either:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement, and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015 (Proposal 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with Proposal 3.

The election of directors (Proposal 1) and the advisory (non-binding) vote on executive compensation (Proposal 2) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on these non-routine matters and, therefore, Proposals 1 and 2 may receive broker non-votes.

What is the voting requirement to approve each of the proposals?

For Proposal 1, each of the nine nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting. A summary of our majority voting standard appears below under “Information About Our Board of Directors and Its Committees—Majority Voting.” There is no cumulative voting in the election of directors.

Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the approval of any other business that may properly come before the Annual Meeting.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any matter.

How can I change my vote after I have voted?

Stockholders of Record. If you are a stockholder of record, you may revoke a previously granted proxy at any time before it is exercised at our Annual Meeting by taking any of the following actions:

•	notifying our Secretary in writing that you would like to revoke your proxy;

•	completing a proxy card with a later date and returning it to us at or before our Annual Meeting; or

•	attending our Annual Meeting and voting in person. Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your proxy instructions.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting. Directions to the Annual Meeting can be obtained by referring to the website of the Embassy Suites Dulles, which can be found at:

http://embassysuites3.hilton.com/en/hotels/virginia/embassy-suites-dulles-north-loudoun-WASNLES/maps-directions/index.html.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at nine. The nine persons named below have been nominated to serve on the Board of Directors until our 2016 Annual Meeting of Stockholders and until their respective successors are elected and qualified. Each of the nominees, other than Mary M. Styer, currently serves on our Board. The Board of Directors has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. Each of the nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee, assuming that there is a quorum represented at the Annual Meeting.

Below we identify and describe the key experience, qualifications and skills that we believe are necessary for one or more of our directors to possess and are important in light of our business. Each director’s experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in his nomination are included in his individual biography.

•	Leadership experience. We believe that directors with experience in significant leadership positions over an extended period provide us with important insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to produce growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit us.

•	Finance experience. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success. We seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

•	Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the data center industry, the real estate industry and with real estate investment trusts, or REITs, given the numerous operating and structural requirements under the Internal Revenue Code’s rules and related regulations with which REITs must comply.

The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. A director candidate’s background and personal experience, however, is a significant element of the Nominating and Corporate Governance Committee’s candidate identification and evaluation process to help ensure that the Board remains sensitive and responsive to the needs and interests of our customers, stockholders and other stakeholders.

Nominees for Election as Directors

The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

Name	Principal Occupation	Age
Lammot J. du Pont	Chairman of the Board of the Company	48
Michael A. Coke	President of Terreno Realty Corporation	47
Thomas D. Eckert	Retired Chairman of Capital Automotive Real Estate Services, Inc.	67
Christopher P. Eldredge	President and Chief Executive Officer of Company	43
Hossein Fateh	Vice Chairman of the Board of the Company	47
Frederic V. Malek	Chairman of Thayer Lodging Group	78
John T. Roberts, Jr.	Retired President of AMB Capital Partners LLC	51
Mary M. Styer	Chief Executive Officer of Raytheon Blackbird Technologies, Inc.	54
John H. Toole	Retired Partner of Cooley LLP	74

Lammot J. du Pont, a co-founder of our Company, has served as Chairman of our Board and a director since our inception in 2007. From our inception to 2011, he served as our Executive Chairman. In 1997, Mr. du Pont, along with Mr. Fateh, co-founded a real estate development company. From April 1995 to April 1996, Mr. du Pont held the position of Special Assistant, Capital Markets Regulatory Reform Project, with the Center for Strategic and International Studies (CSIS). From March 1993 to April 1995, he held the position of Full Committee Staff Member with the U.S. House of Representatives (Committee on Banking & Financial Services).

As a founder of our Company, Mr. du Pont provides an insider’s perspective in Board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. du Pont has significant experience in the real estate and data center industries. Prior to October 2007, through a variety of entities, he and Mr. Fateh acquired, developed, leased and managed many of our current operating properties. Mr. du Pont has extensive experience in real estate development and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Michael A. Coke has served on our Board of Directors since October 2007. Since February 2010, Mr. Coke has served as the President and a director of Terreno Realty Corporation, which acquires and manages industrial real estate. From February 2010 to May 2013, he served as the Chief Financial Officer of Terreno Realty Corporation. From September 2007 to February 2010, Mr. Coke served as the managing partner of Terreno Capital Partners LLC, a real estate investment management firm. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB Property Corporation (“AMB”), now Prologis, Inc., a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. From October 2005 to May 2007, Mr. Coke served as President and Chief Executive Officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to joining AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager.

Mr. Coke has extensive leadership, finance and real estate industry experience. Mr. Coke has been an executive officer of large, complex, publicly-traded organizations. Mr. Coke was a member of AMB’s investment committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. At Arthur Andersen LLP, he primarily served public and private real estate companies, including several publicly-traded REITs, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke’s valuable financial expertise, combined with his experience as the chief financial officer of public companies, allow him to provide experienced leadership of our audit committee.

Thomas D. Eckert has served on our Board of Directors since October 2007. From September 2011 to October 2014, Mr. Eckerd served as the Chairman of the Board of Capital Automotive Real Estate Services, Inc., which owns and manages net-leased real estate used primarily by large automotive retailers and is the operating affiliate of the private entity that acquired Capital Automotive REIT. From December 2005 to September 2011, he served as the President and Chief Executive Officer of Capital Automotive Real Estate Services. In October 1997, Mr. Eckert co-founded Capital Automotive REIT and, from 1997 through its acquisition by Capital Automotive Real Estate Services in December 2005, served as its President and Chief Executive Officer. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a leading homebuilding firm, serving from 1994 to 1997 as President of Pulte’s Mid-Atlantic Region. From 1970 to 1978, Mr. Eckert was a Certified Public Accountant with Arthur Andersen LLP.

Mr. Eckert is an experienced board member, serving as a trustee of Chesapeake Lodging Trust, a real estate investment trust focused primarily on upscale hotels in major business, airport and convention markets, and a member of the board of directors of NVR, Inc., one of the largest home builders in the United States. Mr. Eckert formerly served as the Chairman of the board of directors of the Munder Funds, a mutual fund group, until

October 2014, when it was acquired by Victory Asset Management, where he served as a trustee until February 2015. He also served on the board of Capital Automotive REIT. Mr. Eckert’s finance and real estate-related industry experience, and his leadership experience as chief executive officer of large, complex organizations, provides our Board with valuable expertise in these areas.

Christopher P. Eldredge has been our President and Chief Executive Officer, and has served as a director, since February 2015. From 2013 until February 2015, Mr. Eldredge served as Executive Vice President, Data Center Services and Global Solutions, of NTT America, Inc., a subsidiary of Nippon Telegraph and Telephone Corporation. From 2011 to 2013, Mr. Eldredge was President and General Manager, Ethernet Exchange and Product Management, at the Telx Group, a privately held provider of data center solutions throughout the United States. From 2009 to 2011, he was Executive Vice President, Alternate Channels and Carrier Sales, at Broadview Networks, a provider of integrated communications solutions.

Mr. Eldredge has extensive leadership and data center industry experience. We believe that Mr. Eldredge’s expansive knowledge of data center product and service offerings provides our Board with valuable insight into the types of data center solutions required by existing and prospective customers.

Hossein Fateh, a co-founder of our Company, has served as a director since our inception in 2007 and as Vice Chairman of our Board since February 2015, and is a principal of various real estate development-related ventures, including the real estate development company that he and Mr. du Pont co-founded in 1997. From our inception until February 2015, Mr. Fateh served as our President and Chief Executive Officer. From 1990 to 1997, Mr. Fateh was Vice President of a broad-based Washington, D.C. real estate development company.

As a founder and our former President and Chief Executive Officer, Mr. Fateh provides perspective in Board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. Fateh has significant experience in the real estate and data center industries. As discussed above, prior to October 2007, he and Mr. du Pont acquired, developed, leased and managed many of our current operating properties. Mr. Fateh has extensive experience in real estate acquisition, development, leasing, financing and sales and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Frederic V. Malek has served on our Board of Directors since October 2007. In 1991, Mr. Malek founded and has since served as the Chairman of Thayer Lodging Group, a hotel investment company. In 1992, Mr. Malek founded and, until 2010, served as the Chairman of Thayer Capital Partners, a Washington DC-based merchant bank. From 1989 to 1992, he served as President, Co-Chief Executive Officer and Vice Chairman of Northwest Airlines. From 1981 to 1998, he served as President of Marriott Hotels.

Mr. Malek has extensive leadership, finance and real estate industry experience. Mr. Malek is an experienced board member who currently serves on the board of CBRE Group, Inc., a commercial real estate services firm. Mr. Malek formerly served on the boards of four other large, complex organizations: Northwest Airlines; FPL Group, Inc., now NextEra Energy, Inc., which generates, transmits, distributes and sells electric energy in Florida; Federal National Mortgage Association, a government-sponsored enterprise that supports liquidity, stability and affordability in the secondary mortgage market; and Automatic Data Processing, Inc., a provider of human resource, payroll, tax and benefits administration solutions. Mr. Malek’s service on these boards has provided him valuable insight in addressing governance issues and with the necessary experience to serve as our lead independent director. The Nominating and Corporate Governance Committee, with Mr. Malek abstaining, considered the provisions of our Corporate Governance Guidelines that provide for a retirement age of 75, unless otherwise recommended by the Nominating and Corporate Governance Committee. The committee, with Mr. Malek abstaining, determined that Mr. Malek’s nomination was in our best interest given his background and experience and understanding of our business and industry.

John T. Roberts, Jr. has served on our Board of Directors since February 2011. From 1997 to 2010, Mr. Roberts served in various positions with AMB. From 1999 to 2010, he served as President of AMB Capital Partners LLC, a subsidiary of AMB responsible for AMB’s global private capital ventures, and, from 1997 to 1999, he served as the Senior Vice President/ Director of Capital Markets of AMB Capital Partners LLC.

Mr. Roberts has extensive leadership, finance and real estate industry experience. In his prior roles with AMB, Mr. Roberts gained extensive leadership experience as an executive officer of a large, complex, publicly-traded organization engaged in the real estate industry. In addition, while at AMB, Mr. Roberts was the chairman of AMB’s investment committee and a member of its executive committee, and he was responsible for directing the formation, structuring and capital raising for AMB’s private capital ventures globally. We believe that Mr. Roberts’ leadership experience as an executive officer of a large, complex organization provides our Board with valuable expertise in these areas.

Mary M. Styer is a nominee for our Board of Directors. Ms. Styer is the Chief Executive Officer of Raytheon Blackbird Technologies, Inc., a subsidiary of Raytheon Company that provides technology solutions for customers in the defense, intelligence, and law enforcement communities. From 1997 to 2014, Ms. Styer was the Chief Executive Officer of Blackbird Technologies, Inc. prior to its acquisition by Raytheon Company. She also is the Managing Partner of Razor’s Edge Ventures, a venture capital fund, in which Mr. du Pont and a limited liability company of which Mr. Fateh is the manager have invested, and Messrs. du Pont and Fateh each serve as unpaid investment advisors.

Ms. Styer has extensive leadership and technology industry experience, which we believe will provide our Board with valuable expertise in these areas.

John H. Toole has served on our Board of Directors since October 2007. From 2000 to 2011, Mr. Toole was a partner with the law firm Cooley LLP, where he practiced real estate and business law. He served as a member of the national board of directors of National Association for Industrial and Office Properties (NAIOP) from 2002 to 2008.

Mr. Toole’s law practice consisted of representing owners, developers, investors and users of various types of commercial real estate in acquisitions, dispositions, leasing and construction, and various types of real estate-related financing transactions. We believe that Mr. Toole’s expansive real estate-related industry experience and legal perspective provides our Board with valuable expertise in these areas.

Vote Required and Recommendation

Each of the nominees for director will be elected as a director if the votes cast for each such nominee exceed the number of votes against that nominee at the Annual Meeting, assuming that a quorum is present. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Directors Not Standing for Election

On March 26, 2015, Jonathan G. Heiliger notified our Board of Directors that he does not intend to stand for re-election to the Board at the Annual Meeting. Mr. Heiliger has served on our Board of Directors since November 2011. Since December 2014, Mr. Heiliger has been a Managing Director of Vertex Ventures, a venture capital firm. From April 2012 to October 2014, Mr. Heiliger was a General Partner of North Bridge Venture Partners, a venture capital firm. From October 2007 to October 2011, Mr. Heiliger served as Vice President of Technical Operations at Facebook, Inc., a social networking company. From October 2005 through October 2007, Mr. Heiliger was self-employed as a technology consultant. Mr. Heiliger serves on the board of directors of Jive Software, Inc., a provider of a social business platform.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Board of Directors affirmatively determined that each of Michael A. Coke, Thomas D. Eckert, Jonathan G. Heiliger, Frederic V. Malek, John T. Roberts, Jr. and John H. Toole is independent under our Corporate Governance Guidelines, our director independence guidelines and the listing standards of the New York Stock Exchange, or NYSE. Our Board of Directors currently consists of nine directors, including these six independent directors. Our Board of Directors also affirmatively determined that Mary M. Styer, a nominee for election to our Board of Directors, is independent under our Corporate Governance Guidelines, our director independence guidelines and the listing standards of the NYSE.

Our Bylaws and Corporate Governance Guidelines and the NYSE listing standards require that a majority of directors be independent. Our Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of the directors. The guidelines include, and either meet or exceed, the independence requirements of the NYSE listing standards and are available on our website under “Investors-Corporate Overview.”

Under our director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, each director annually completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and set thresholds at which such relationships would be deemed to be material.

Majority Voting

Our Bylaws provide that, in an uncontested election for directors of the Company, directors will be elected by a majority of the stockholders’ votes cast in favor of a nominee. In a contested election, directors will be elected by a plurality of the votes cast. An election is considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Our Bylaws and Corporate Governance Guidelines provide that an incumbent nominee who fails to receive a majority of votes cast in an uncontested election is expected to tender his or her resignation promptly. In such a case, the Bylaws and Corporate Governance Guidelines provide that the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the director nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting (other than a meeting scheduled or held on the day of the annual meeting of stockholder at which the election of directors occurred). The Board of Directors’ explanation of its decision will be disclosed promptly on a Current Report on Form 8-K to be filed with the SEC.

Board Leadership Structure

Since our inception, the roles of Chairman of the Board and Chief Executive Officer have been separate. Our Board of Directors continues to believe that our current leadership structure, including separate positions of Chairman and Chief Executive Officer, is appropriate at the present time. Mr. du Pont, as Chairman of the Board, brings key business issues and stockholder interests to the attention of our Board of Directors. Mr. Eldredge, as President and Chief Executive Officer, also brings key business issues and stockholder interests to the attention of our Board of Directors while also leading the management of our Company. To supplement the role of Chairman of the Board, we rely on a lead independent director who meets periodically with the independent and non-management members of our Board.

Risk Oversight

Our Board of Directors is actively involved in overseeing risk management. This oversight is conducted primarily through committees of the Board. The Board receives full reports from each committee chair regarding the committee’s considerations and actions. In addition to receiving information from its committees, the Board receives updates directly from members of management. The full Board also oversees strategic and operational risks.

The Audit Committee oversees our risk policies and processes relating to our financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks that could have a material adverse effect on us. The Compensation Committee designs the compensation programs discussed in more detail in the Compensation Discussion and Analysis below to include features that mitigate risk without diminishing the incentive nature of the compensation.

The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors meet from time to time in executive sessions that exclude members of the management team. The independent directors of our Board of Directors held five executive sessions during 2014. Our lead independent director presides over all meetings of independent directors. During these meetings, the lead independent director has the power to lead the meeting, set the agenda and determine the information to be provided. The Board of Directors has appointed Frederic V. Malek to serve as the lead independent director until the 2016 annual meeting of stockholders. Stockholders and other interested persons may contact the lead independent director in writing by mail to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our Audit Committee will be able to approve any waiver of the code of business conduct and ethics for our executive officers or directors, and we will disclose any such waiver promptly. We intend to satisfy any such disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.dft.com, under the section, “Investor Relations, Governance Documents.”

Policy Regarding Stockholder Rights Plans

Our Corporate Governance Guidelines provide that we will not adopt a stockholder rights plan unless our stockholders approve, in advance, the adoption of such a plan or unless our stockholders ratify the adoption of such a plan within 12 months following its adoption by our Board of Directors. If our stockholders do not ratify a plan adopted by our Board of Directors within this 12 month period, the plan will be terminated upon expiration of this period.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.dft.com, and these documents are available in print to any stockholder upon request by writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Richard A. Montfort, Jr., Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Nominations

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating director candidates. Both documents are available on our website at www.dft.com. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

Director Candidate Recommendations and Nominations by Stockholders. The Nominating and Corporate Governance Committee’s charter provides that the committee will consider recommendations of candidates for our Board of Directors by stockholders. Stockholders must submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2016 annual meeting of stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2016 Annual Meeting” below. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs. The Nominating and Corporate Governance Committee seeks to identify director candidates whose skills and attributes are consistent with these criteria. To assist in the recruitment of new members to our Board, the Nominating and Corporate Governance Committee may employ one or more third-party search firms. All approvals of nominations are determined by the full Board of Directors.

Our employment agreement with Mr. du Pont provides that, during the term of the agreement and, following any termination or expiration of the employment agreement, if he beneficially owns at least 9.8% of our outstanding common stock, calculated on a diluted basis assuming conversion of all outstanding units of limited partnership interest in our operating partnership, DuPont Fabros Technology, L.P. (“OP units”), into shares of our common stock, Mr. du Pont is entitled to be nominated for election to our Board of Directors at each meeting of our stockholders at which directors are elected. Mr. du Pont does not currently hold at least 9.8% of our common stock.

Communications with Our Board of Directors

Our Board of Directors has established a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek (or the name of the director with whom the stockholder desires to communicate). Company employees do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual directors.

Stockholder Proposals for Our 2016 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2016 annual meeting of stockholders, provided that any such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Although the date has passed for a stockholder to submit a proposal for consideration at the 2015 Annual Meeting, stockholder proposals may be included in the agenda for the 2016 annual meeting of stockholders if properly submitted in accordance with our Bylaws. Stockholders intending to submit proposals for presentation at our 2016 annual meeting of stockholders, scheduled to be held in May 2016, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 10, 2015, for inclusion in our proxy statement and the form of proxy relating to our 2015 annual meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 10, 2015 for inclusion in our proxy materials for our 2016 annual meeting of stockholders. Stockholder proposals submitted outside the processes of Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received after February 26, 2016.

Section 11 of Article II of our Bylaws provides that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary at DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attn: Richard A. Montfort, Jr., Secretary, not earlier than January 27, 2016, and not later than February 26, 2016, in order to be included in the agenda for our 2016 annual meeting of stockholders. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the class, series and number of shares beneficially owned by that stockholder and/or stockholder associated person;

•	a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•	to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	As to each person who the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the class, series and number of shares that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•	all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a meeting of the stockholders, notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to our Secretary.

Involvement in Certain Legal Proceedings

On August 12, 2004, Mr. Malek and Thayer Capital Partners, of which Mr. Malek is the former Chairman, consented to the entry of an order by the SEC making findings and imposing civil monetary penalties and cease-and-desist orders for violating certain provisions of the Securities Act of 1933 and the Investment Advisers Act of 1940. The order resulted from an investment made by a pension fund in a private equity fund affiliated with Thayer Capital in which Thayer failed to disclose to the investor the payment of a consulting fee. The order did not bar Mr. Malek or Thayer Capital Partners from the securities or investment advisory industries, and Mr. Malek and Thayer Capital Partners did not admit or deny the findings. Our Board of Directors believes that nothing in the order is reflective of Mr. Malek’s character or ability to serve as a director.

COMMITTEES AND MEETINGS OF OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board, usually at the meeting following such action.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Coke (Chair), Eckert and Roberts. Our Board of Directors has determined that each member of the Audit Committee is independent, as that term is defined under the independence standards for Audit Committee members prescribed under SEC rules, the NYSE listing standards and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Coke is an “audit committee financial expert” as that term is defined in applicable SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things, evaluating:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee met eight times in 2014.

For more information, please see “Audit Committee Report” below.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which consists of Messrs. Eckert (Chair), Coke, Heiliger and Malek. Our Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.” Our Board intends to appoint Mary M. Styer to our Compensation Committee, upon her election at the Annual Meeting.

The Compensation Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	evaluating the performance and compensation paid by us to our executive officers;

•	administering our incentive plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our proxy statement for our annual meetings.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. The Compensation Committee may include in its meetings members of our management team, representatives of our independent registered public accounting firm and any other personnel whose presence the committee believes to be necessary or appropriate. The committee also may form and delegate authority to subcommittees. In addition, the Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of the compensation of our directors and executive officers. With respect to outside director compensation, any changes to our current director compensation program would be made by the full Board upon the recommendation of the Compensation Committee, with input from the Nominating and Corporate Governance Committee. Additional information regarding the Compensation Committee’s processes and procedures can be found below in “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee met five times in 2014.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Malek (Chair), Roberts and Toole. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the Company’s independence criteria discussed above under “Information About Our Board of Directors and Its Committees—Independence of Our Board of Directors.” The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	facilitating the annual assessment of the Board of Directors’ performance and reporting thereon to the Board of Directors.

The Nominating and Corporate Governance Committee met seven times in 2014.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant and any such committee would have the authority and responsibility delegated to them by the Board of Directors.

Director Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 25 meetings during 2014. All directors, other than Mr. Heiliger, attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period.

We have a policy that directors attend the annual meeting of stockholders. All directors who were members of our Board of Directors on the date of the meeting, other than Mr. Malek, attended the 2014 annual meeting of stockholders.

COMPENSATION OF DIRECTORS

Our policy for the compensation of each eligible director is to provide an award of our common stock with a value of $40,000, a $40,000 annual cash retainer and the following additional retainers:

•	For our Lead Independent Director, an additional annual cash retainer of $10,000;

•	For the chair of the Audit Committee, an additional annual cash retainer of $16,000; and

•	For each of the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, an additional cash retainer of $12,000.

In addition, for each meeting attended, we pay our eligible directors the following fees:

•	$1,500 for each Board and committee meeting attended in person; and

•	$500 for each Board meeting attended telephonically where the Board member was not reasonably able to attend in person.

The following table presents information relating to total compensation of our directors earned in 2014. Messrs. du Pont and Fateh, received no compensation for their service on the Board of Directors during 2014 because they received compensation as our employees during 2014. Information regarding compensation for Mr. du Pont, our Chairman of the Board of Directors, and Mr. Fateh, our former President and Chief Executive Officer, can be found in the “Executive Compensation” section of this Proxy Statement. For 2014, Messrs. Heiliger and Roberts elected to receive all of their cash retainers in shares of our common stock.

Name	Fees Paid in Cash	Stock Awards(1)		Total
Michael A. Coke	$89,500	$40,014	(2)	$129,514
Thomas D. Eckert	$80,000	$40,014	(2)	$120,014
Jonathan G. Heiliger	$16,000	$80,029	(3)	$96,029
Frederic V. Malek	$89,500	$40,014	(2)	$129,514
John T. Roberts, Jr.	$31,500	$80,029	(3)	$111,529
John H. Toole	$64,000	$40,014	(2)	$104,014

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our directors during 2014, calculated in accordance with FASB ASC Topic 718.
(2)	Represents the grant date fair value of stock awarded on May 21, 2014 with respect to the annual $40,000 stock award.
(3)	Represents the grant date fair value of stock awarded on May 21, 2014 with respect to (i) the annual $40,000 stock award, and (ii) the award based on the director’s election to receive shares of our common stock in lieu of his $40,000 annual cash retainer.

Stock Ownership Guidelines

Our Board of Directors believes ownership by our directors of a meaningful financial stake in our Company serves to align the interests of our directors with those of our stockholders. Our Corporate Governance Guidelines require that each of our non-employee directors hold shares of our common stock with an aggregate value equal to $250,000.

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust), including shares received as director fees;

•	Preferred stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Time vested restricted stock or stock units (or similar securities);

•	OP units owned directly or indirectly (e.g., by a spouse or a trust); and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

Our non-employee directors have four years to achieve the ownership requirement. As of the date of this proxy statement, each of our non-employee directors had met the stock ownership guidelines.

Mr. du Pont is subject to the stock ownership guidelines of our named executive officers, which can be found in the “Executive Compensation” section of this Proxy Statement.

Policy on Hedging and Pledging of Company Securities

We prohibit short sales of our Company’s securities (a sale of securities which are not then owned) and derivative or speculative transactions in our Company’s securities by our directors and officers. No director or officer or any designee of such director or officer may purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are prohibited from holding our Company’s securities in margin accounts or pledging our Company’s securities as collateral. Because Messrs. du Pont and Fateh founded our Company and already had pledged Company securities prior to the adoption of this policy, our policy against pledging provides an exception for Messrs. du Pont and Fateh that allows each of them to pledge up to 2 million shares of our common stock or OP units, but prohibits short sales or any transaction that is designed to hedge or offset any decrease in the market value of our Company’s securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this Proxy Statement any failure to timely file these reports by those due dates by these persons during 2014.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2014, except the following: (i) a late filing by Mr. du Pont on February 26, 2014 to report a transfer of OP Units by an entity controlled by Mr. du Pont, (ii) a late filing by Mr. Armstrong on August 22, 2014 to report an award of our common stock and (iii) a late filing by Mr. Malek on December 18, 2014 to report a conversion of OP Units into shares of our common stock. Each of these transactions has since been reported and is reflected in this Proxy Statement.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Lammot J. du Pont	48	Chairman of the Board
Christopher P. Eldredge	43	President and Chief Executive Officer
Jeffrey H. Foster	52	Executive Vice President and Chief Financial Officer
Richard A. Montfort, Jr.	54	Executive Vice President, General Counsel and Secretary
Maria Kenny	48	Senior Vice President, Finance and Treasurer
James W. Armstrong	38	Chief Accounting Officer

For information on Mr. du Pont and Mr. Eldredge, please see the biographical descriptions provided above under the caption “Proposal 1: Election of Directors-Nominees for Election as Directors.”

Jeffrey H. Foster has served as our Executive Vice President and Chief Financial Officer since November 2013. From July 2007 to November 2013, he served as our Chief Accounting Officer.

Richard A. Montfort, Jr. has served as our General Counsel and Secretary since April 2008 and as an Executive Vice President since February 2012.

Maria Kenny has served as our Senior Vice President, Finance and Treasurer since December 2013. From October 2007 to December 2013, she served as our Senior Vice President, Finance and Acquisitions.

James W. Armstrong has served as our Chief Accounting Officer since August 2014. From December 2013 to August 2014, he served as our Vice President and Corporate Controller. From October 2007 to December 2013, Mr. Armstrong served as our Director of Financial Reporting.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership, as of April 2, 2015, of (1) shares of our common stock, shares of common stock for which OP units are redeemable, and shares of our common stock that may be acquired upon the exercise of stock options within a specified period of time, and (2) shares of our Series A Preferred Stock and Series B Preferred Stock by (a) each of our named executive officers, (b) each of our directors, and (c) all of our named executive officers and directors as a group. As of April 2, 2015, 65,374,247 shares of common stock, 15,437,237 OP units, 7,400,000 shares of Series A Preferred Stock and 6,650,000 shares of Series B Preferred Stock were outstanding. OP units are redeemable by the holder for cash or, at our election if the holder has elected to redeem his or her OP units, shares of our common stock on a one-for-one basis. The Company, which is the general partner of the OP, also holds 65,374,247 OP units, which are not included in any of the calculations in the table below.

Each person named in the table has sole voting and investment power with respect to all of the shares of common stock and preferred stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each named person is c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, N.W., Washington, D.C. 20005.

	Common Stock				Preferred Stock
Name of Beneficial Owner	Number of Shares of Common Stock and OP Units Beneficially Owned		Percentage of All Shares of Common Stock(1)	Percentage of All Shares of Common Stock and OP Units(2)	Number of Shares of Preferred Stock Beneficially Owned		Percentage of All Shares of Preferred Stock(3)
Lammot J. du Pont	4,204,157	(4)	6.1	5.2	—		—
Hossein Fateh	3,024,930	(5)	4.4	3.7	—		—
Christopher P. Eldredge	15,927		*	*	—		—
Jeffrey H. Foster	100,078	(6)	*	*	500	(11)	*
Richard A. Montfort, Jr.	95,167	(7)	*	*	—		—
Maria Kenny	312,401	(8)	*	*	—		—
James Armstrong	8,883		*	*	—		—
Michael A. Coke	43,530		*	*	—		—
Thomas D. Eckert	22,894		*	*	—		—
Jonathan G. Heiliger	10,398		*	*	—		—
Frederic V. Malek	333,031	(9)	*	*	40,000	(12)	*
John T. Roberts, Jr.	13,173		*	*	—		—
Mary M. Styer	—		—	—	—		—
John H. Toole	34,415	(10)	*	*	—		—
All Directors and Executive Officers as a group (14 persons)	8,218,984		11.3	10.0	40,500		*

*	Less than 1.0%
(1)	For purposes of this calculation, the number of common shares deemed outstanding includes (a) 65,374,247 shares of common stock outstanding on April 2, 2015, (b) the number of shares of common stock issuable to the named person(s) upon redemption of OP units that he or she currently holds on a one-for-one basis, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 2, 2015.
(2)	For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes (a) 65,374,247 shares of common stock outstanding on April 2, 2015, (b) 15,437,237 OP units outstanding on April 2, 2015, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of April 2, 2015.
(3)	For purposes of this calculation, the number of shares of preferred stock deemed outstanding is 14,050,000 shares, comprised of 7,400,000 shares of Series A Preferred Stock and 6,650,000 shares of Series B Preferred Stock outstanding on April 2, 2015.

(4)	Represents (i) 114,607 shares of common stock held directly by Mr. du Pont, (ii) 33,972 shares of common stock that represent the pecuniary interest held by Mr. du Pont through an entity in which Mr. du Pont has an ownership interest and of which he is an executive officer; (iii) 3,119,593 OP units held directly by Mr. du Pont or indirectly through a limited liability company of which Mr. du Pont is the sole member; (iv) 493,120 OP units that represent the pecuniary interest held by Mr. du Pont through entities in which Mr. du Pont has an ownership interest and of which he is an executive officer or managing member; and (iv) options to purchase 442,865 shares of common stock. Mr. du Pont has pledged 1,250,000 OP units as collateral to secure a personal line of credit. An entity in which Mr. du Pont has a 29% ownership interest and of which he is an executive officer has pledged approximately 325,000 OP units to secure bank loans.
(5)	Represents (i) 199,340 shares of common stock held directly by Mr. Fateh, (ii) 2,094,930 OP units held directly by Mr. Fateh or indirectly through a limited liability company of which Mr. Fateh is the sole member, and (iii) options to purchase 730,660 shares of common stock. Mr. Fateh has pledged 1,750,000 OP units as collateral to secure a personal line of credit.
(6)	Represents (i) 19,542 shares of common stock held directly by Mr. Foster, and (ii) options to purchase 80,536 shares of common stock.
(7)	Represents (i) 38,316 shares of common stock held directly by Mr. Montfort, and (ii) options to purchase 56,851 shares of common stock.
(8)	Represents (i) 102,315 shares of common stock held directly or indirectly by Ms. Kenny, (ii) 70,000 OP units held indirectly through a limited liability company of which Ms. Kenny is the sole member; and (iii) options to purchase 140,086 shares of common stock.
(9)	Represents (i) 137,647 shares of common stock held directly by Mr. Malek, (ii) 48,799 OP units owned directly by Mr. Malek, and (iii) 146,585 OP units indirectly owned through trusts of which Mr. Malek’s children are the beneficiaries.
(10)	Represents (i) 5,499 shares of common stock held directly by Mr. Toole, and (ii) 28,916 OP units held directly by Mr. Toole.
(11)	Represents shares of Series A Preferred Stock.
(12)	Represents 20,000 shares of Series A Preferred Stock and 20,000 shares of Series B Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, beneficial owners of more than 5% of our shares of common stock as of the dates indicated, are as follows:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
The Vanguard Group, Inc.	9,861,555 (2)	15.1
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock Inc.	8,085,846 (3)	12.4
40 East 52nd Street
New York, NY 10022
Vanguard Specialized Funds-Vanguard REIT Index Fund	4,886,754 (4)	7.5
100 Vanguard Boulevard
Malvern, PA 19355
Systematic Financial Management, L.P.	4,843,202 (5)	7.4
300 Frank W. Burr Blvd., Glenpointe East, 7th Floor
Teaneck, NJ 07666
FMR LLC	3,618,564 (6)	5.5
245 Summer Street
Boston, MA 02210

(1)	For purposes of this calculation, the number of common shares deemed outstanding includes 65,374,247 shares of common stock outstanding on April 2, 2015.
(2)	Based on information provided in a Schedule 13G/A filed on February 10, 2015, The Vanguard Group, Inc. has sole voting power with respect to 178,577 shares, sole dispositive power with respect to 9,717,878 shares, shared voting power with respect to 53,800 shares and shared dispositive power with respect to 143,677 shares.
(3)	Based on information provided in a Schedule 13G/A filed on January 9, 2015, BlackRock Inc. has sole voting power with respect to 7,509,758 shares and sole dispositive power with respect to 8,085,846 shares.
(4)	Based on information provided in a Schedule 13G/A filed on February 6, 2015, Vanguard Specialized Funds-Vanguard REIT Index Fund has sole voting power with respect to 4,886,754 shares.
(5)	Based on information provided in a Schedule 13G filed on February 10, 2015, Systematic Financial Management, L.P. has sole voting power with respect to 2,993,426 shares and sole dispositive power with respect to 4,843,202 shares.
(6)	Based on information provided in a Schedule 13G/A filed on February 13, 2015, FMR LLC has sole voting power with respect to 2,325,454 shares and sole dispositive power with respect to 3,618,564 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Thomas D. Eckert, Chair, Michael A. Coke, Jonathan G. Heiliger and Frederic V. Malek, each of whom the Board has determined is independent in accordance with the NYSE listing standards and the Company’s criteria. No Compensation Committee interlocks or insider participation on compensation decisions exist.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Thomas D. Eckert, Chair
Michael A. Coke
Jonathan G. Heiliger
Frederic V. Malek

The Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information about the 2014 compensation program for our named executive officers. Our named executive officers for 2014 were Hossein Fateh, our former President and Chief Executive Officer, who retired in February 2015 and is now our Vice Chairman; Jeffrey H. Foster, our Executive Vice President and Chief Financial Officer; Richard A. Montfort, Jr., our Executive Vice President, General Counsel and Secretary; Maria Kenny, our Senior Vice President, Finance and Treasurer; and James W. Armstrong, our Chief Accounting Officer.

Our compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives, align their interests with those of our stockholders, and retain our named executive officers. Specifically, this section discusses the following:

•	Our company’s performance for 2014

•	The compensation design process

•	The compensation decisions for 2014

•	The compensation decisions for 2015, including the compensation package for our new CEO

•	Other elements of compensation

For a reconciliation to GAAP of the non-GAAP financial measures used in this section, please refer to Attachment A at the end of this proxy statement.

Company Performance for 2014

The Compensation Committee views our operational and financial performance and the return to our stockholders as important considerations in its decisions regarding executive compensation. Our strong 2014 operational performance led to solid financial results, which we believe contributed to impressive returns to our stockholders.

Strong Operational Performance. Our strong year operationally for 2014 was highlighted by the following accomplishments:

•	We signed 14 leases totaling nearly 31 megawatts, or MW, of available critical load, which resulted in our stabilized data center facilities being 96% leased at year-end and our operating data center facilities being 93% leased at year-end;

•	We commenced 10 leases totaling over 17 MW of available critical load, which resulted in the leases at our stabilized data center facilities being 96% commenced and the leases at our operating data center facilities being 93% commenced at year-end;

•	We extended the maturity of four leases totaling 4 MW by a weighted average of 3.0 years;

•	We completed construction of ACC7 Phase I with 11.9 MW of available critical load and SC1 Phase IIA with 9.3 MW of available critical load, which increased our operating data center capacity by nearly 10%; and

•	We commenced construction of SC1 Phase IIB with 9.1 MW of available critical load and CH2 Phase I with 7.1 MW of available critical load, which will increase our operating data center capacity by nearly 7%.

Solid Financial Results. A strong year of new leases and lease commencements in 2014 resulted in solid growth in our revenues and operating income. The highlights of our 2014 financial performance are as follows:

•	Our revenue grew to $417.6 million in 2014, an increase of $42.5 million, or 11%, over the prior year;

•	Our operating income grew to $162.9 million in 2014, an increase of $18.6 million, or 13%, over the prior year;

•	Our funds from operations, or FFO, excluding loss from early extinguishment of debt, or Normalized FFO, was $2.39 per share for 2014, an increase of $0.43 per share, or 22%, from the prior year; and

•	Our adjusted funds from operations, or AFFO, was $2.50 per share for 2014, an increase of $0.63 per share, or 34%, from the prior year.

Impressive Returns to Stockholders. Our strong operational and financial performance in 2014 contributed to impressive returns to our stockholders, as follows:

•	Dividends declared in 2014 grew to $1.47 per share, an increase of $0.52 per share, or 55%;

•	Our total stockholder return for 2014 of 41.3% outpaced both the 30.4% return of the MSCI US REIT Index (commonly known as the RMS) and the 33.0% weighted average return of the other publicly-traded data center REITs; and

•	Our total stockholder return for the three-year period ended December 31, 2014 of 54.2% nearly matched the return for the MSCI US REIT Index of 57.3%.

Compensation Design Process

Compensation Best Practices. Our executive compensation program incorporates the following best practices:

•	Compensation Committee comprised of experienced and independent individuals.

•	Independent compensation consultant that provides no other services to us.

•	Compensation structure with targeted compensation that is largely variable and equity-based.

•	Robust stock ownership guidelines.

•	No tax gross-ups in the event of a change in control of us.

•	Limited executive perquisites, with no tax gross-ups.

•	Hedging and pledging of our common stock not permitted by any of our current executive officers.

•	Our equity incentive plan prohibits repricing of stock options without prior stockholder approval.

Advisory Vote on Executive Compensation. At our 2014 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on 2013 executive compensation, and 99% of the stockholders who voted on the “say-on-pay” proposal supported the compensation of our executive officers. The Compensation Committee viewed this advisory vote as an expression by the stockholders of their general satisfaction with our executive compensation program and took this result into account by continuing to emphasize the goals and objectives underlying our executive compensation program.

Targeted Compensation is Largely Variable and Equity-Based. Because we expect that the successful execution of our business objectives will result in increased returns to our stockholders over time, we believe that a significant portion of the compensation paid to our named executive officers should be variable and equity-based. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive is dependent on Company performance, as follows:

•	We use annual cash awards with payouts weighted to reward the attainment of our annual FFO and AFFO objectives; and

•	We use equity-based awards because we view our company-wide performance-as measured by returns to our stockholders-as the relevant long-term metric, thus ensuring that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock.

For 2014, 82% of Mr. Fateh’s targeted compensation was variable and/or equity-based, and a majority of targeted compensation of the other named executive officers who were executive officers at the beginning of 2014 was variable and/or equity-based. Each of their targeted compensation was comprised of the following elements:

		Percent of 2014 Targeted Compensation
Compensation Element	Type of Compensation	Mr. Fateh	Other Named Executive Officers
Annual Base Salary	Fixed	18%	33% to 37%
Annual Cash Incentive Compensation	Variable	18%	18% to 22%
Long-Term Equity-Based Compensation	Variable/ Equity-Based	64%	40% to 48%

Because Mr. Armstrong was not an executive officer at the beginning of 2014, when targeted compensation was determined, his information has been excluded from this table.

Our Compensation Committee believes this design achieves our goals of encouraging high performance, promoting accountability and motivating our executives to achieve our business objectives and aligning their interests with those of our stockholders.

Use of Comparator Group Data. The Compensation Committee uses compensation data from a comparator group of companies as an input in developing base salaries, annual short-term cash incentive targets and long-term equity incentive awards for our named executive officers. Although compensation paid by other companies is an important consideration, it is not the primary factor in the Compensation Committee’s decision-making process.

Our comparator group of companies is as follows:

Acadia Realty Trust	Entertainment Properties Trust
American Campus Communities, Inc.	Equinix, Inc.
BioMed Realty Trust, Inc.	First Potomac Realty Trust
Brandywine Realty Trust	Glimcher Realty Trust
CoreSite Realty Corporation	Healthcare Realty Trust, Inc.
Corporate Office Properties Trust	Lexington Realty Trust
Cousins Properties Incorporated	National Retail Properties, Inc.
CyrusOne, Inc.	Pennsylvania Real Estate Investment Trust
DCT Industrial Trust Inc.	Saul Centers, Inc.
Digital Realty Trust, Inc.	Tanger Factory Outlet Centers, Inc.
EastGroup Properties, Inc.	Washington Real Estate Investment Trust

For 2014 executive compensation determinations, the market position of the total direct targeted compensation of Mr. Fateh for 2014 was less than the median of the total direct compensation of the chief executive officers of our comparator group of companies. The market position of the total direct targeted compensation of our other named executive officers for 2014 ranged from slightly less than the 25th percentile to slightly higher than the median of the total direct compensation of positions similar to those of our named executive officers.

Role of the Compensation Committee, Executive Officers and Consultants in Compensation Decisions.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. Although the Compensation Committee has established our overall compensation philosophy and determines the compensation of our named executive officers, the Compensation Committee has sought recommendations from our Chairman of the Board and President and Chief Executive Officer with respect to the performance of, and compensation decisions related to, the named executive officers. The Compensation Committee believes it is valuable to consider these recommendations because, given their knowledge of our operations, the data center industry and the day-to-day responsibilities of our named executive officers, they have provided the Compensation Committee with valuable insight into the performance of our named executive officers.

The Compensation Committee has retained Towers Watson as its independent compensation consultant. Towers Watson provides advisory services only with respect to executive compensation, worked with management only at the request and under the direction of the Compensation Committee, and has no business or personal relationship with any member of the Compensation Committee.

Towers Watson reviewed the compensation components for our 2014 compensation program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans.

At the request of the Compensation Committee, in connection with the development of the 2014 compensation program, Towers Watson reviewed the comparator group benchmarking data prepared by management, at the direction of the Compensation Committee. Towers Watson also reviewed our process for determining the compensation decisions made with respect to, and the compensation awarded to, our named executive officers as compared to similarly-situated officers of our comparator group companies.

2014 Compensation Decisions

Increased Emphasis on Performance-Based Compensation. For 2014, the Compensation Committee increased the percentage of each named executive officer’s targeted compensation that is performance-based, as compared to the percentage in prior year’s compensation plans. The Compensation Committee accomplished this goal with adjustments to the structure of the short-term cash and long-term equity compensation programs.

For our 2014 short-term incentive compensation plan, the Compensation Committee increased to 75% the weighting of financial metrics and added a new financial performance metric—the growth of our adjusted funds from operations, or AFFO, as compared to the growth of AFFO for selected data center comparator companies (the “AFFO Growth Objective”). In prior years, only one-half of Mr. Fateh’s target opportunity was tied to a financial metric, and only one-third of the target opportunity of each of our other named executive officers was tied to a financial metric. The remaining target opportunity in each case was based on individual performance objectives. For 2014, three-quarters of the target opportunity of our named executive officers was tied to financial metrics – our FFO and AFFO – and only one-quarter was based on individual performance objectives.

For the 2014 plan, one-quarter of each named executive officer’s short-term incentive compensation was based on the AFFO Growth Objective. AFFO is a supplemental metric used by our management team and Board of Directors to evaluate our operating performance, but, unlike FFO, it excludes a number of non-cash items, including straight-line revenue, compensation paid with shares of our common stock, below market lease amortization net of above market lease amortization, non-real estate depreciation and amortization, and amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. The Compensation Committee believes that tying a portion of the payouts under our short-term incentive compensation plan to the growth of our AFFO relative to the growth of AFFO of a number of our comparator companies furthers the goal of compensating our named executive officers based on Company performance.

The Compensation Committee also increased the percentage of each named executive officer’s equity compensation awarded as performance-based stock units, or Performance Shares. For 2014, Mr. Fateh’s entire equity award was in the form of Performance Shares, as compared to 2013 when one-half of his equity award was in the form of Performance Shares. With this change, nearly two-thirds of Mr. Fateh’s total targeted compensation is now in the form of Performance Share awards. Also, for 2014, one-half of the equity awards of each of the other named executive officers was in the form of Performance Shares. With this change, over 20% of the total targeted compensation of each of Mr. Foster, Mr. Montfort and Ms. Kenny is now in the form of Performance Share awards. Mr. Armstrong was not an executive office at the beginning of 2014 and, therefore, was not eligible to receive Performance Shares in 2014.

Overview of 2014 Compensation. A summary of 2014 compensation of each of our named executive officers is set forth in the table below.

	2014 Base Compensation	2014 Short-Term Incentive Compensation (STIC) Plan Payout	2014 Long-Term Incentive Compensation (LTIC) Plan Awards	Total
Mr. Fateh	$506,760	$886,830	$1,750,000	$3,143,590
Mr. Foster	$340,000	$357,000	$500,000	$1,197,000
Mr. Montfort	$327,600	$343,980	$350,000	$1,021,580
Ms. Kenny	$275,000	$240,625	$350,000	$865,625
Mr. Armstrong	$190,481	$155,333	$68,310	$414,124

Mr. Armstrong’s base compensation set forth in this table includes compensation paid before and after he became a named executive officer.

2014 Annual Base Salaries. The Compensation Committee adjusted the 2014 annual base salaries of our named executive officers based primarily on the compensation of comparable individuals in our comparator group of companies.

	2013 Annual Base Salary	Percentage Increase	2014 Annual Base Salary
Mr. Fateh	$492,000	3%	$506,760
Mr. Foster	$340,000	—	$340,000
Mr. Montfort	$312,000	5%	$327,600
Ms. Kenny	$275,000	—	$275,000
Mr. Armstrong	$185,000	8%	$200,000

The Compensation Committee made no adjustment to the respective year-end 2013 annual base salaries of Mr. Foster and Ms. Kenny because, in December 2013, the Compensation Committee increased Mr. Foster’s annual base salary to $340,000 and Ms. Kenny’s annual base salary to $275,000 in connection with the appointment to their respective positions in late 2013. In August 2014, the Compensation Committee increased Mr. Armstrong’s annual base salary to $200,000 effective as of and in connection with the appointment as our Chief Accounting Officer.

2014 Short-Term Cash Incentive Compensation. In February 2014, the Compensation Committee adopted the 2014 Short-Term Incentive Compensation Plan (the “2014 STIC Plan”) and established the performance objectives that applied to the plan’s participants, including each of our named executive officers. The 2014 STIC Plan provided for the payment of cash incentive awards to plan participants in early 2015 if, and to the extent that, certain performance objectives were achieved based on Company and individual participant performance during 2014.

Payments were determined using three variables:

•	the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s annual base salary;

•	actual performance compared with the performance objectives described below; and

•	relative weightings for each of the performance objectives.

Target Opportunities. We established target opportunities under the 2014 STIC Plan for each named executive officer as a percentage of his or her annual base salary. To hold those employees with the highest levels of responsibility accountable for our performance, we varied incentive target opportunities under the 2014 STIC Plan in proportion with each named executive officer’s role and responsibilities. The targeted opportunities and payouts under the 2014 STIC Plan for each of our named executive officers was as follows:

	Annual Base Salary	Target Percentage of Salary	Target Opportunity	Payout Percentage	Payout
Mr. Fateh	$506,760	100%	$506,760	175%	$886,830
Mr. Foster	$340,000	60%	$204,000	175%	$357,000
Mr. Montfort	$327,600	60%	$196,560	175%	$343,980
Ms. Kenny	$275,000	50%	$137,500	175%	$240,625
Mr. Armstrong	$200,000	50%	$87,000	179%	$155,333

The Compensation Committee increased Mr. Foster’s 2014 target opportunity to 60% of his annual base salary in connection with his appointment as our Executive Vice President and Chief Financial Officer.

Effective as of August 2014, the Compensation Committee increased Mr. Armstrong’s target opportunity to 50% of his annual base salary in connection with his promotion to Chief Accounting Officer. Prior to that time, Mr. Armstrong’s target opportunity was 40% of his annual base salary. His target opportunity for the year was adjusted to reflect the two target opportunity percentages for different portions of 2014, and his payout was determined accordingly. The Compensation Committee made no other changes to the target percentages for 2014.

Performance Objectives and Payouts. The Compensation Committee established the performance objectives under the 2014 STIC Plan for each executive officer as follows:

•	One-half of the payout was based on our FFO;

•	One-quarter of the payout was based on the AFFO Growth Objective; and

•	One-quarter was based on the achievement of individual goals and objectives.

For the FFO objective, the target was set at $2.33 per share, with a threshold set at $2.29 per share, as compared to the projected FFO guidance range for the full year 2013 of $2.28 to $2.38 per share that we announced in January 2014. Our actual FFO for 2014 of $2.37 per share resulted in a payout related to the FFO performance objective of 150% of target.

The amount of payout the for the AFFO Growth Objective was based on the growth of our AFFO for 2014 compared to the average AFFO growth of CoreSite Realty Corporation, CyrusOne, Inc. and Digital Realty Trust, Inc. The 2014 STIC Plan provided for a payout of 200% of target if the growth of our AFFO exceed the average AFFO Growth of the peer companies by 300 basis points. Our AFFO grew by 34% compared to the 20% average growth of AFFO for the competitors listed above, which resulted in a payout of 200% of target.

The individual goals and objectives for Mr. Fateh included objectives related to succession planning, mentoring and management of our senior executive team and strategic planning, each of which he exceeded. Based on Mr. Fateh’s performance for 2014, the Compensation Committee determined that his payout for the operational targets portion of his 2014 STIC Plan performance objectives should be 200%. When combined with the payout related to the FFO performance objective and the AFFO Growth Objective, Mr. Fateh received a total payout under the 2014 STIC Plan of 175% of his total targeted opportunity.

Mr. Foster’s individual goals and objectives included those related to overall management of the finance and accounting function of the Company, investor relations, strategic planning, financial planning and budgeting, business development and personnel development, each of which he met or exceeded. Mr. Montfort’s individual goals and objectives included those related to overall management of the legal function of the Company, leasing, financings, compliance, legislative activities and corporate governance, each of which he met or exceeded. Ms. Kenny’s individual goals and objectives included those related to management of lender relationships, data center and product development, risk management, tax matters and financings, each of which she met or exceeded. Mr. Armstrong individual goals and objectives included those related to overall management of the accounting function of the Company, financial reporting, financial planning and budgeting, compliance, including with respect to the Sarbanes-Oxley Act of 2002, business development and personnel development, each of which he met or exceeded. The Compensation Committee awarded a 200% payout to each of Mr. Foster, Mr. Montfort, Ms. Kenny and Mr. Armstrong for this portion of the performance objectives, based on the Compensation Committee’s assessment of their respective contributions during 2014. When combined with the payout related to the FFO performance objective and the AFFO Growth Objective, these officers received a total payout under the 2014 STIC Plan of between 175% and 179% of target.

2014 Long-Term Equity Compensation. In February 2014, the Committee adopted the 2014 Long-Term Incentive Compensation Plan (the “2014 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers.

To further the goal of aligning the interests of our named executive officers with those of our stockholders, for 2014, the Compensation Committee allocated a portion of the equity awarded to each of our named executive officers to Performance Shares. Performance Shares subject our named executive officers to the downside risk of a decrease in the value of their compensation if the returns to our stockholders do not match the returns of the indices against which our returns are being measured.

Target Opportunities and Equity Awards. For the 2014 LTIC Plan, the Compensation Committee increased Mr. Foster’s target opportunity to $500,000 and increased Ms. Kenny’s target opportunity to $350,000 in connection with their appointment to their respective positions, but made no other changes to any of the target opportunities. These 2014 LTIC Plan awards yielded the number of shares of Performance Shares and restricted stock set forth in the table below.

	2014 Long-Term Incentive Compensation Plan
	Target Opportunity	Restricted Stock (#)	Performance Shares (#)
Mr. Fateh	$1,750,000	—	68,413
Mr. Foster	$500,000	9,774	9,774
Mr. Montfort	$350,000	6,842	6,842
Ms. Kenny	$350,000	6,842	6,842
Mr. Armstrong	$68,310	2,671	—

Mr. Armstrong was not eligible for Performance Share awards in 2014 because he was not an executive officer at the time when the awards were made.

The number of shares of restricted stock and Performance Shares awarded was based on the average of the opening and closing price of our common stock on the date of grant, which was $25.58.

Performance Share Awards. For 2014, the Compensation Committee desired to tie a substantial portion of the equity awards to our named executive officers, and a substantial portion of their total targeted compensation, to the performance of our common stock relative to the REIT industry and publicly-traded data center companies. Consequently, for 2014, Mr. Fateh’s entire award was in the form of Performance Shares. For 2014, one-half of the awards to Mr. Foster, Mr. Montfort and Ms. Kenny were in the form of Performance Shares. Because Mr. Armstrong was not an executive officer at the beginning of 2014 and was not eligible to receive Performance Shares in 2014, his entire award under the 2014 LTIC Plan was in the form of restricted stock.

The Performance Shares vest on March 1, 2017, but only if the participant remains employed by us on March 1, 2017 and:

•	With respect to one-half of each Performance Shares award, our total stockholder return for the 3-year performance period beginning on January 1, 2014 meets or exceeds the return of the MSCI US REIT Index (commonly known as the RMS); and

•	With respect to the remaining half of each Performance Shares award, our total stockholder return for the three-year performance period beginning on January 1, 2014 meets or exceeds the weighted average return of the following publicly-traded data center companies: CoreSite Realty Corporation, CyrusOne Inc., Digital Realty Trust Inc., Equinix, Inc. and QTS Realty Trust, Inc.

For each of these two indices, the determination of the number of Performance Shares that will vest is as follows:

•	No Performance Shares will vest if our total stockholder return is less than the return of the applicable index;

•	All of the Performance Shares will vest if our total stockholder return equals the return of the applicable index;

•	Up to a maximum of 300% of the Performance Shares will vest if our total stockholder return exceeds the return of the applicable index by 300 basis points; and

•	Any calculated payout will be reduced by 50% if our total stockholder return is negative but exceeds the return of the applicable index.

Restricted Stock Awards. For 2014, the Compensation Committee allocated a portion of the equity awarded in the form of restricted stock to each of our named executive officers, other than our CEO. This allocation addressed the need for retention of our named executive officers in the data center market where there is demand for experienced executive talent. Restricted stock also furthers our goal of aligning the interests of these named executive officers with those of our stockholders because it subjects our named executive officers to the downside risk of a decrease in the value of their compensation if the price of our common stock declines. The restricted stock awards vest ratably in three equal portions on each of March 1, 2015, 2016 and 2017, so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date.

In August 2014, in connection with Mr. Armstrong’s appointment as our Chief Accounting Officer the Compensation Committee also granted Mr. Armstrong 2,668 shares of restricted common stock. These restricted shares vest ratably over three years, on September 1, 2015, 2016 and 2017. The grant date fair value of this award is reflected under the “Stock Awards” column of the Summary Compensation Table.

2012 Performance Share Award Results. The 3-year performance period for the Performance Shares awarded in 2012 ended on December 31, 2014. The terms of the 2012 Performance Shares awards provided that they would vest only if the total stockholder return of our common stock for the 3-year performance period met or exceeded the return of the MSCI US REIT Index for the same period. Our total stockholder return for the three-year period ended December 31, 2014 was 54.2%, which fell slightly short of the return for the MSCI US REIT Index for the same period of 57.3%. Consequently, none of the 2012 Performance Shares awards vested. In 2012, Mr. Fateh was awarded 38,838 Performance Shares, and Mr. Montfort was awarded 5,179 Performance Shares. Because none of the 2012 Performance Shares awards vested, they forfeited these awards and received no compensation related to them. Mr. Foster, Ms. Kenny and Mr. Armstrong were not eligible for an award of Performance Shares in 2012.

2015 Compensation Decisions

Compensation Package for New President and Chief Executive Officer. In February 2015, the Board appointed Christopher P. Eldredge as our new President and Chief Executive Officer. Mr. Eldredge was not one of our named executive officers in 2014, but will be a named executive officer in 2015 by virtue of his appointment as Chief Executive Officer.

In establishing Mr. Eldredge’s compensation, our Compensation Committee, with the assistance of its compensation consultant, reviewed the pay structures of chief executive officers of the other publicly-traded data center REITs. Our Compensation Committee felt that it was important to establish a compensation framework for Mr. Eldredge that would provide a target total compensation opportunity that was competitive with those of leaders at other data center companies – taking into account Mr. Eldredge’s background and experience – with a significant portion of the compensation paid being closely aligned with our performance on both a short-term and long-term basis. Accordingly, Mr. Eldredge’s employment agreement sets forth the following compensation structure:

•	An annual base salary of $450,000;

•	A short-term cash incentive compensation target opportunity of 100% of his annual base salary; and

•	A long-term equity incentive compensation target opportunity of $700,000.

In addition, when Mr. Eldredge assumed the role of President and Chief Executive Officer, he received:

•	A sign-on equity grant of restricted shares of the Company’s common stock with a value of $500,000 that vest ratably in annual installments over a three year period; and

•	A sign-on cash payment of $200,000.

For a summary of Mr. Eldredge’s employment agreement, please see “—Potential Payments Upon Termination or Change in Control—Subsequent Compensation-Related Events—Appointment of Christopher P. Eldredge as President and Chief Executive Officer and Terms of Employment Agreement” below.

Overview of 2015 Compensation. A summary of the primary elements of 2015 base and target compensation with respect to each of our named executive officers is set forth in the table below.

	Annual Base Salary	Short-Term Incentive Compensation Plan Target Opportunity	Long-Term Incentive Compensation Plan Dollar Amount of Award	Total Targeted Compensation
Mr. Eldredge	$450,000	$450,000	$700,000	$1,600,000
Mr. Foster	$391,000	$293,250	$600,000	$1,284,250
Mr. Montfort	$337,428	$253,071	$400,000	$990,499
Ms. Kenny	$283,250	$141,625	$350,000	$774,875
Mr. Armstrong	$210,000	$105,000	$150,000	$465,000

2015 Annual Base Salaries. The Compensation Committee adjusted the 2014 annual base salaries of our named executive officers based primarily on the compensation of comparable individuals in our comparator group of companies and individual performance in 2014.

	2014 Annual Base Salary	Percentage Increase	2015 Annual Base Salary
Mr. Eldredge	—	—	$450,000
Mr. Foster	$340,000	15%	$391,000
Mr. Montfort	$327,600	3%	$337,428
Ms. Kenny	$275,000	3%	$283,250
Mr. Armstrong	$200,000	5%	$210,000

For 2015, the Compensation Committee increased by approximately 15% the annual base salary of Mr. Foster, based on his performance for 2014 and the compensation of comparable individuals in our comparator group of companies. Mr. Eldredge’s annual base salary for 2015 is as set forth in his employment agreement. For the other named executive officers, the Compensation Committee increased their respective annual base salaries by between three and five percent.

2015 Short-Term Cash Incentive Compensation. In February 2015, the Compensation Committee adopted the 2015 Short-Term Incentive Compensation Plan (the “2015 STIC Plan”) and established the performance objectives that will apply to the plan’s participants, including each of our named executive officers. The structure of the 2015 STIC Plan is the same as the structure of the 2014 STIC Plan, and provides for the payment of cash incentive awards to plan participants in early 2016 if, and to the extent that, certain performance objectives are achieved based on Company and individual participant performance during 2015.

The targeted opportunities under the 2015 STIC Plan for each of our named executive officers is as follows:

	Annual Base Salary	Target Percentage of Salary	Target Opportunity
Mr. Eldredge	$450,000	100%	$450,000
Mr. Foster	$391,000	75%	$293,250
Mr. Montfort	$337,428	75%	$253,071
Ms. Kenny	$283,250	50%	$141,625
Mr. Armstrong	$210,000	50%	$105,000

The Compensation Committee increased to 75% the percentage of annual base salary on which the target opportunities for Messrs. Foster and Montfort were based after considering the compensation of comparable individuals in our comparator group of companies. The Compensation Committee did not increase the percentage of any of the other named executive officers.

For the 2015 STIC Plan, the Compensation Committee used the same performance objectives and weightings as were used in the 2014 STIC Plan as follows:

•	One-half of the payout shall be based on our FFO;

•	One-quarter of the payout shall be based on the AFFO Growth Objective; and

•	One-quarter shall be based on the achievement of individual goals and objectives.

2015 Long-Term Equity Compensation. In February 2015, the Committee adopted the 2015 Long-Term Incentive Compensation Plan (the “2015 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of our named executive officers. The structure of the 2015 LTIC Plan is substantially similar to the structure of the 2014 LTIC Plan.

The Performance Shares vest on March 1, 2018, but only if the participant remains employed by us on March 1, 2018 and:

•	With respect to one-half of each Performance Shares award, our total stockholder return for the 3-year performance period beginning on January 1, 2015 meets or exceeds the return of the MSCI US REIT Index (commonly known as the RMS); and

•	With respect to the remaining half of each Performance Shares award, our total stockholder return for the three-year performance period beginning on January 1, 2015 meets or exceeds the return of the same index of publicly-traded data center companies used in the 2014 LTIC Plan.

The determination of the number of Performance Shares that will vest will be determined in the same manner as the determination under the 2014 LTIC Plan.

The restricted stock awards vest ratably in three equal portions on each of March 1, 2016, 2017 and 2018, so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date.

For each executive, one-half of their respective award was made in the form of Performance Shares and the other half of the award was made in the form of restricted stock, based on the Compensation Committee’s desire to tie a significant portion of awards made to these executive officers to the performance of our common stock relative to the REIT industry and publicly-traded data center companies.

For the 2015 LTIC Plan, the Compensation Committee increased Mr. Foster’s target opportunity to $600,000 and increased Mr. Montfort’s target opportunity to $400,000 based on the compensation of comparable individuals in our comparator group of companies, and increased Mr. Armstrong’s target opportunity to $150,000 in connection with his promotion to Chief Accounting Officer. These 2015 LTIC Plan awards yielded the number of shares of restricted stock and Performance Shares set forth in the table below.

	2015 Long-Term Incentive Compensation Plan
	Target Opportunity	Restricted Stock (#)	Performance Stock Units (#)
Mr. Eldredge	$700,000	10,816	10,816
Mr. Foster	$600,000	9,271	9,271
Mr. Montfort	$400,000	6,181	6,181
Ms. Kenny	$350,000	5,408	5,408
Mr. Armstrong	$150,000	2,318	2,318

The number of shares of restricted stock and Performance Shares awarded was based on the average of the opening and closing price of our common stock on the date of grant, which was $32.36.

Other Elements of Compensation

Stock Ownership Guidelines. Our Corporate Governance Guidelines include stock ownership guidelines for all of our named executive officers. Our Board of Directors believes ownership by our named executive officers of a meaningful financial stake in our Company serves to align their interests with those of our stockholders. Our guidelines require that each of our named executive officers hold shares of our common stock with an aggregate value equal to the greater of (a) $250,000, or (b) a multiple of his or her base compensation, as set forth in the following table:

Title	Minimum Holding Requirement (multiple of base salary)
Chairman of the Board and Chief Executive Officer	5 times
Chief Financial Officer	2 times
Other Named Executive Officers	1 time

Eligible shares and share equivalents counted toward ownership include:

•	Common stock beneficially owned directly or indirectly (e.g., by a spouse or a trust);

•	Preferred stock beneficially owned directly or indirectly;

•	Time vested restricted stock or stock units (or similar securities);

•	OP units beneficially owned directly or indirectly; and

•	Intrinsic value of vested, unexercised stock options and unearned performance shares of common stock.

As of the date of this proxy statement, each of our named executive officers met the applicable stock ownership guidelines, other than Mr. Eldredge, who was appointed our Chief Executive Officer in February 2015.

Benefits Upon Termination of Employment and Change in Control. We have entered into employment or severance agreements with each of our named executive officers, which provide that each executive is entitled to certain compensation if his or her employment is terminated without cause or he resigns for good reason, including a termination of employment in connection with a change in control of us, or if his or her employment is terminated as a result of his or her death or disability. The compensation that a named executive officer may receive includes a cash payment, the vesting and acceleration of certain equity awards and the continuation of certain health benefits for a specified period of time. Under the terms of each of these agreements, a named executive officer is not entitled to any severance benefits upon the occurrence of a change in control of us, unless, in connection with the event that results in a change in control of us, his or her employment is terminated without cause or the executive resigns his or her position for good reason.

These arrangements are designed to, among other things, increase the willingness of each of our named executive officers to remain employed with us notwithstanding the employment uncertainties related to a possible change in control of us. Although the Compensation Committee considers the total estimated value a named executive officer would realize upon termination in connection with a change in control or other qualifying termination event, the Compensation Committee does not principally rely upon that information in deciding the elements of annual compensation for our named executive officers. Rather, the retention of these named executive officers and their continued focus and objectivity during a potential change in control is the primary purpose of these severance arrangements, while retention and motivation to achieve performance goals in a normal operating environment are the principal factors considered by the Compensation Committee in establishing elements of annual compensation.

The terms of the agreements that govern the equity-based awards granted to our employees under our incentive compensation plans, including awards granted to our named executive officers, provide that unvested shares vest automatically upon the occurrence of a change in control of us, which reflects the belief of the Compensation Committee that our employees, whose work has contributed to our value, should share in the consideration paid for our Company in a transaction that results in a change in control of us and realize their equity-based compensation if our stockholders no longer control our Company. For additional information regarding the benefits to which a named executive officer is entitled upon termination of his or her employment, including in connection with a change in control of us, see “-Potential Payments Upon Termination or Change in Control” below.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payment received in connection with a termination of employment following a change in control of us to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

Retirement Savings. All employees are eligible to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help employees save a portion of their cash compensation for retirement on a tax-deferred basis. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, in our discretion, may make a matching contribution and/or a profit sharing contribution. Currently, we match 50% of each participant’s contributions up to 8% of his or her eligible compensation. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees, including our named executive officers.

Health and Welfare Benefits. Our compensation program includes a comprehensive array of health and welfare benefits. Our named executive officers participate in the same benefit programs, plans and arrangements that are provided to all of our full-time employees. We pay all of the costs for some of these benefit plans, and participants contribute a portion of the cost for other benefit plans.

Summary Compensation Table

The table below sets forth the actual and annual base salary and other compensation payable to each of our named executive officers during 2014, 2013 and 2012.

Name and Principal Position (a)	Year (b)	Salary (c)	Stock Awards (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	All Other Compensation (i)	Total (j)
Hossein Fateh(1) President and Chief Executive Officer	2014	$506,760	$2,291,836	—	$886,830	$9,254	$3,694,680
	2013	$358,197	$984,678	$875,002	$725,700	$147,487	$3,091,064
	2012	$1	$1,097,562	$875,002	$454,100	$460,483	$2,887,148
Jeffrey H. Foster Executive Vice President and Chief Financial Officer	2014	$340,000	$577,448	—	$357,000	$10,904	$1,285,352
	2013	$272,800	$355,021	$125,001	$205,233	$10,704	$968,759
	2012	$254,000	$125,019	$125,000	$138,853	$10,504	$653,376
Richard A. Montfort Executive Vice President, General Counsel and Secretary	2014	$327,600	$404,225	—	$343,980	$10,904	$1,086,709
	2013	$312,000	$297,986	$116,670	$268,320	$10,704	$1,005,680
	2012	$284,000	$463,063	$116,669	$176,080	$10,504	$1,050,316
Maria Kenny(2) Senior Vice President, Finance and Treasurer	2014	$275,000	$404,225	—	$240,625	$9,254	$929,104
	2013	$243,354	$315,012	$140,002	$180,750	$9,254	$888,372
James W. Armstrong(3) Chief Accounting Officer	2014	$190,481	$143,348	—	$155,333	$9,254	$498,416

(1)	Mr. Fateh was our President and Chief Executive Officer until February 2015, when he retired. He is now Vice Chairman of our Board of Directors. For a summary of the terms of the Separation Agreement and General Release into which we and Mr. Fateh entered in connection with his resignation as President and Chief Executive Officer see below at “—Potential Payments Upon Termination or Change in Control—Subsequent Compensation-Related Events—Resignation of Hossein Fateh as President and Chief Executive Officer.”
(2)	Ms. Kenny was appointed our Senior Vice President, Finance and Treasurer in December 2013. Compensation information for Ms. Kenny is provided only for 2014 and 2013 because she was not a named executive officer in 2012.
(3)	Mr. Armstrong was appointed our Chief Accounting Officer in August 2014. Compensation information is provided only for 2014 because he was not a named executive officer in either 2013 or 2012.

The following discussion provides additional information regarding the figures in the table above.

Salary (Column (c))

For Mr. Fateh, the amount reported for salary for 2013 represents amounts paid following February 4, 2013, when we amended and restated his employment agreement to eliminate, and replaced with an annual base salary, the annual aircraft allowance for discretionary use that Mr. Fateh had been receiving in lieu of an annual base salary.

Prior to February 4, 2013, the terms of Mr. Fateh’s employment agreement provided for (a) an annual base salary of $1.00 and (b) in lieu of an annual base salary, an annual aircraft allowance toward the use of a company-chartered aircraft for his personal travel. For 2013, the amount of this allowance was $492,000 and, for the period from January 1, 2013 to February 4, 2013, we paid $133,803 of this amount to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel. This amount appears in the “All Other Compensation” column of this table. As of February 4, 2013, pursuant to the terms of Mr. Fateh’s amended and restated employment agreement, the $358,197 balance of the allowance was paid to Mr. Fateh as base salary, in regular two-week intervals over the remainder of the year pursuant to our standard payroll practices.

For 2012, the amount of this allowance was $478,000, $455,000 of which we paid to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel. This amount appears in the “All Other Compensation” column of this table. Mr. Fateh forfeited the unused allowance pursuant to the terms of his then-existing employment agreement. See “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” and “Certain Relationships and Related Transactions” below for additional information.

Stock Awards (Column (e))

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718.

For 2014, the amount reported are as follows:

•	For Mr. Fateh, represents the Performance Units awarded to him in connection with the 2014 LTIC Plan;

•	For each of Mr. Foster, Mr. Montfort and Ms. Kenny represents the Performance Units and the shares of restricted stock awarded to each of them in connection with the 2014 LTIC Plan; and

•	For Mr. Armstrong, represents the shares of restricted stock awarded to him in connection with the 2014 LTIC Plan and shares of restricted stock awarded to him in August 2014 by the Compensation Committee in connection with his appointment as our Chief Accounting Officer.

No other shares were awarded to any of our named executive officers during 2014. See “—Compensation Discussion and Analysis—2014 Compensation Decisions—2014 Long-Term Equity Compensation” above for a discussion of the 2014 LTIC Plan.

The assumptions used in determining the grant date fair value of the Performance Units and shares of restricted stock are set forth in Note 12 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The grant date fair value of the Performance Unit awards, assuming that we achieve the highest level of performance is as follows: Mr. Fateh—$6,875,506; Mr. Foster—$982,287; Mr. Montfort—$687,621; and Ms. Kenny—$687,621.

Non-Equity Incentive Plan Compensation (Column (g))

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the cash payouts to our named executive officers pursuant to the applicable short-term incentive compensation plan. See “—Compensation Discussion and Analysis—2014 Executive Compensation Decisions—2014 Short-Term Cash Incentive Compensation” above for a discussion of the 2014 STIC Plan. A special one-time award of $1,442 is included in the amount for Mr. Montfort and $2,970 is included in the amount for Mr. Armstrong.

All Other Compensation (Column (i))

For 2014, the amounts reported in the “All Other Compensation” column for each named executive officer consist solely the amounts contributed by us under our 401(k) Plan and for life insurance premiums paid by us.

For 2013 and 2012, for Mr. Fateh, in addition to 401(k) Plan matching contributions and life insurance premiums, the amounts reported in the “All Other Compensation” column consist of amounts that we paid to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel, pursuant to the terms of his then-existing employment agreement, and amounts that we paid to vendors or reimbursed Mr. Fateh for parking at our headquarters facility or other automobile-related expenses. On February 4, 2013, we amended and restated Mr. Fateh’s employment agreement to eliminate this aircraft allowance.

A summary of the amounts reported for Mr. Fateh in the “All Other Compensation” column is as follows:

•	For 2013, $133,803 paid to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel and an aggregate of $13,684 of amounts contributed by us under our 401(k) Plan, parking and other automobile-related expenses and life insurance premiums paid by us;

•	For 2012, $455,000 paid to an aircraft charter company in connection with our procurement of an aircraft for Mr. Fateh’s personal travel and an aggregate of $5,483 of parking and other automobile-related expenses paid by us; and

In addition to the amounts set forth in the “All Other Compensation” column, Mr. Fateh received payments from a charter company related to such company’s leasing of Mr. Fateh’s aircraft to us in connection with his personal travel. See “Certain Relationships and Related Transactions” below. Mr. Fateh also received certain indirect tax benefits in connection with the annual aircraft allowance provided to him pursuant to his employment agreement.

Grants of Plan-Based Awards

The table below summarizes awards under our short-term cash incentive plan and awards of restricted stock and Performance Units to our named executive officers in 2014.

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold # (f)	Target # (g)	Maximum # (h)
Mr. Fateh	2/12/2014	—	506,760	1,013,520
	2/12/2014				—	68,413	205,239		2,291,836
Mr. Foster	2/12/2014	—	204,000	408,000
	2/12/2014				—	9,774	29,322		327,429
	2/12/2014							9,774	250,019
Mr. Montfort	2/12/2014	—	196,560	393,120
	2/12/2014				—	6,842	20,526		229,207
	2/12/2014							6,842	175,018
Ms. Kenny	2/12/2014	—	137,500	275,000
	2/12/2014				—	6,842	20,526		229,207
	2/12/2014							6,842	175,018
Mr. Armstrong	2/12/2014	—	87,000	174,000
	2/12/2014							2,671	68,324
	8/18/2014							2,668	75,024

The following discussion provides additional information regarding the figures in table above.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (c), (d) and (e))

The amounts represent the awards made under our 2014 STIC Plan in February 2014 as described under “—Compensation Discussion and Analysis—2014 Compensation Decisions—2014 Short-Term Cash Incentive Compensation” above. Actual payments under these awards have been determined and paid and are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Estimated Future Payouts Under Equity Incentive Plan Awards (Columns (f), (g) and (h))

The awards represent Performance Units granted in February 2014 under our 2014 LTIC Plan. These awards have a three-year performance period that commenced on January 1, 2014. A description of the terms of the Performance Unit awards appears at “—Compensation Discussion and Analysis—2014 Compensation Decisions—2014 Long-Term Equity Compensation” above. The grant date fair value of these awards is included in the “Stock Awards” column of the Summary Compensation Table above.

The Separation Agreement entered into in connection with Mr. Fateh’s resignation provided that the Performance Units set forth above would vest as if the performance objectives on which such awards are conditioned had been met at the greater of the target level on the date of his resignation and actual performance as of the date of resignation, which resulted in the vesting of these Performance Units at 300% of target.

All Other Stock Awards: Number of Shares of Stock or Units (Column (i))

The February 12, 2014 awards represent shares of restricted stock granted under our 2014 LTIC Plan. These shares are subject to forfeiture until they vest and will vest ratably in three equal portions on each of March 1, 2015, 2016 and 2017. The August 18, 2014 award represents shares of restricted stock granted to Mr. Armstrong in connection with his appointment as our Chief Accounting Officer. These shares are subject to forfeiture until they vest and will vest ratably in three equal portions on each of September 1, 2015, 2016 and 2017. The grant date fair value of all of these awards are included in the “Stock Awards” column of the Summary Compensation Table above.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Employment, Severance and Non-Disclosure, Assignment and Non-Solicitation Agreements

We have entered into employment or severance agreements, as applicable, and non-disclosure, assignment and non-solicitation agreements, with each of our named executive officers. Each of the agreements with the named executive officers other than the for the Chief Executive Officer has an initial term of three years and, upon expiration, provides for an extension for an additional one-year term, unless one party provides notice that it does want to extend the term. We believe that the agreements benefit us by helping to retain these named executive officers and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our Company.

The material terms of these agreements are as follows:

•	Minimum base salary—$478,000 of annual base salary in the case of Mr. Fateh; the agreements with Mr. Foster, Mr. Montfort, Ms. Kenny and Mr. Armstrong do not provide for a minimum base salary;

•	Annual short-term compensation eligibility based on criteria determined by the Compensation Committee-the agreements do not provide for a minimum target short-term compensation opportunity;

•	Eligibility to participate in our long-term incentive plan (see “—Compensation Discussion and Analysis” above for additional information);

•	Severance payments under various employment termination scenarios (see “—Potential Payments Upon Termination or Change in Control” below for additional information);

•	Eligibility to participate in our benefit plans that may be available to other senior executives generally, on the same terms as may be applicable to such other senior executives (see “—Compensation Discussion and Analysis” above for additional information);

•	Covenants not to compete with us (see “—Potential Payments Upon Termination or Change in Control” below for additional information); and

•	Indemnification from certain claims during the performance of their duties.

In February 2015, in connection with Mr. Fateh’s resignation as our President and Chief Executive Officer, we entered into a Separation Agreement and General Release, which provided in part for the termination of his employment agreement. For a summary of the terms of the Separation Agreement and General Release see “—Potential Payments Upon Termination or Change in Control—Subsequent Compensation-Related Events—Resignation of Hossein Fateh as President and Chief Executive Officer” below.

In February 2015, in connection with Mr. Eldredge’s appointment as our President and Chief Executive Officer and as one or our directors, entered into an Employment Agreement with him. The agreement provides for a term of employment of three years, commencing on February 17, 2015, with no provision for renewal. For a summary of the terms of the Employment Agreement see “—Potential Payments Upon Termination or Change in Control—Subsequent Compensation-Related Events—Appointment of Christopher P. Eldredge as President and Chief Executive Officer and Terms of Employment Agreement.” below.

Components of Compensation

For 2012 through 2014, each of our named executive officers received an annual base salary or other base compensation and participated in our short-term and long-term incentive compensation plans for the applicable year. See “—Compensation Discussion and Analysis” above.

All other compensation provided to our named executive officers generally was based on the personal, retirement, and health and welfare benefits. As discussed above, in 2012 and 2013 (until February 4, 2013), Mr. Fateh received an aircraft allowance under his employment agreement. On February 4, 2013, we amended and restated Mr. Fateh’s employment agreement to eliminate this annual aircraft allowance.

Outstanding Equity Awards at Fiscal Year End

The following table lists the equity-based awards held by each of our named executive officers shares as of December 31, 2014, which consist of: vested and unvested stock options, shares of unvested restricted stock and the market value of these shares, and unvested Performance Shares and an assumed payout value. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units or Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Mr. Fateh(1)	97,223	—		19.89	2/25/2020				106,892		3,553,090
	298,103	—		23.79	2/24/2021
	100,749	50,374		22.57	2/23/2022
	61,404	122,807		22.62	2/21/2023
Mr. Foster	10,576	—		5.06	2/26/2019	21,985	(4)	730,781	9,774	(8)	324,888
	13,889	—		19.89	2/25/2020
	16,938	—		23.79	2/24/2021
	14,393	7,196	(2)	22.57	2/23/2022
	8,772	17,544	(3)	22.62	2/21/2023
Mr. Montfort	20,326	—		23.79	2/24/2021	16,413	(5)	545,568	11,973	(9)	397,983
	13,434	6,716	(2)	22.57	2/23/2022
	8,188	16,374	(3)	22.62	2/21/2023
Ms. Kenny	61,729	—		5.06	2/26/2019	18,108	(6)	601,910	6,842	(8)	227,428
	15,556	—		19.89	2/25/2020
	18,971	—		23.79	2/24/2021
	16,120	8,060	(2)	22.57	2/23/2022
	9,825	19,649	(3)	22.62	2/21/2023
Mr. Armstrong						9,705	(7)	322,594	—		—

(1)	Subsequent to December 31, 2014, Mr. Fateh resigned from his position as President and Chief Executive Officer. The Separation Agreement entered into in connection with his resignation provided that (a) all unvested stock option awards held by Mr. Fateh at the date of his resignation would vest, which resulted in the vesting of options to purchase 173,181 shares of our common stock, and (b) all unvested performance-based equity awards would vest, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level on the date of his resignation and actual performance as of the date of resignation, which resulted in the vesting of 38,479 Performance Units awarded in 2013 and 68,413 Performance Units awarded in 2014 at 300% of target. In addition, pursuant to the Separation Agreement, each of the award agreements for stock options held by Mr. Fateh on the date of his resignation were amended to provide that that applicable exercise period for such stock options will continue until the earliest to occur of (i) the date of termination of Mr. Fateh’s services as one of our directors, and (ii) the date on which the stock option otherwise would have expired pursuant to the applicable award agreement.
(2)	Unexercisable options vest on March 1, 2015.
(3)	Unexercisable options vest ratably over two years on each of March 1, 2015 and 2016.
(4)	7,379 of the shares vest on March 1, 2015, 2,909 of the shares vest on December 1, 2015, 5,530 of the shares vest on March 1, 2016, 2,909 of the shares vest on December 1, 2016 and 3,258 of the shares vest on March 1, 2017.

(5)	9,409 of the shares vest on March 1, 2015, 4,724 of the shares vest on March 1, 2016, and 2,280 of the shares vest on March 1, 2017.
(6)	6,404 of the shares vest on March 1, 2015, 2,546 of the shares vest on December 1, 2015, 4,333 of the shares vest on March 1, 2016, 2,545 of the shares vest on December 1, 2016 and 2,280 of the shares vest on March 1, 2017.
(7)	2,335 of the shares vest on March 1, 2015, 890 of the shares vest on September 1, 2015, 1,091 of the shares vest on December 1, 2015, 1,630 of the shares vest on March 1, 2016, 889 of the shares vest on September 1, 2016, 1,091 of the shares vest on December 1, 2016, 890 of the shares vest on March 1, 2017 and 889 of the shares vest on September 1, 2017.
(8)	Represents the Performance Units awarded in 2014, for which the three-year performance period commenced on January 1, 2014.
(9)	Represents the following target level awards: 5,131 Performance Units awarded in 2013, for with the three-year performance period commenced on January 1, 2013 and 6,842 Performance Units awarded in 2014, for with the three-year performance period commenced on January 1, 2014.

The following discussion provides additional information regarding the figures in table above.

Market Value of Shares or Units of Stock That Have Not Vested ($) (Column (h))

Represents the number of shares of restricted stock that have not vested multiplied by the closing price of our common stock at December 31, 2014, or $33.24.

Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (Column (j))

Represents the number of unvested Performance Units, assuming 100% vesting, multiplied by $33.24, the closing price of our common stock on December 31, 2014. The terms of these Performance Units provide for vesting, at different levels, only if the performance of our common stock meets or exceeds the return of the applicable index over the three-year performance period.

Option Exercises and Stock Vested During 2014

The following table discloses the number of stock options that were exercised during 2014 and the value realized on exercise, and the number of shares of restricted stock that vested during 2014 and the value realized on vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Fateh	327,963	6,436,889	—	—
Mr. Foster	—	—	8,795	250,473
Mr. Montfort	16,667	237,970	9,244	245,521
Ms. Kenny	—	—	8,643	244,325
Mr. Armstrong	—	—	3,517	99,739

The following discussion provides additional information regarding the figures in table above.

Value Realized on Exercise or Vesting (Columns (c) and (e))

Value realized on exercise or vesting, as applicable, is calculated based on the average of the opening and closing prices of our common stock on the applicable exercise or vesting date.

Potential Payments Upon Termination or Change in Control

Severance Agreements

Overview

We have entered into severance agreements with Mr. Foster, Mr. Montfort, Ms. Kenny and Mr. Armstrong. The material terms of these agreements are summarized in “—Narrative to Summary Compensation and Grants of Plan-Based Awards Tables” above. Under each executive’s respective agreement, he or she is entitled to receive certain benefits if we terminate his or her employment without cause, he or she resigns with good reason, or his or her employment is terminated following the executive’s death or disability. In addition, each of the severance agreements provide for additional benefits if we terminate the employment of any of the parties without cause or any of the parties resigns with good reason in connection with a change in control.

Upon one of these events, each such executive will be entitled to receive, in addition to any accrued but unpaid salary, incentive compensation and other benefits, a cash severance payment, in some cases measured as a multiple of his annual base salary and short-term incentive compensation award, as described below, accelerated vesting of all or a portion of the outstanding equity-based awards held by the executive at the time of such event, as described below, and continued life and health insurance for a period of time, as described below.

None of our named executive officers are entitled to any “gross up” payments, including a gross-up of severance payment received in connection with a termination of employment following a change in control of us to the extent any portion of a severance payment is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code.

As a condition to receipt of any severance benefits, an executive must execute a release of claims acceptable to us and comply with certain non-competition provisions applicable to the one- or two-year period following the termination of employment.

Definitions

For purposes of this discussion, the following are summaries of the definitions for “cause,” “change in control,” “good reason” and “disability.” These definitions are substantially the same for each agreement. The following descriptions are summaries only, and each applicable agreement between us and a named executive officer, and each applicable plan document related to equity-based awards, sets forth the relevant definition in full.

“Cause” generally means that the named executive officer (i) is convicted of a felony or an act of fraud, (ii) engages in a willful and continued failure to substantially perform his duties, or (iii) violates our Code of Business Conduct and Ethics.

“Change in control” generally means any of the following: (i) the acquisition by a person or group of 50% or more of the voting power of our securities; (ii) a change in the composition of a majority of our directors; (iii) the consummation of a merger, reorganization, business combination or similar transaction, other than in the case where, following such transaction, (A) our stockholders immediately prior to the transaction continue to own more than 50% of the voting power of the combined entity, and (B) no person or group beneficially owns more than 50% of the voting power of the combined entity; or (iv) our liquidation or dissolution.

“Good reason” generally means, without the named executive officer’s written consent, the occurrence of any of the following: (i) the material adverse alteration of a named executive officer’s duties or responsibilities, organizational status, or title; (ii) certain relocations from where the named executive officer currently works; (iii) certain material reductions in salary; (iv) a material breach of his or her employment agreement by us; and (v) our failure to obtain an agreement from any successor to perform his employment agreement.

“Disability” generally means the named executive officer is unable to perform the essential functions of his or her position for six months in the aggregate during any twelve month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

Terms of Severance Benefits in the Event of a Termination Without Cause or Resignation for Good Reason

The respective severance agreements between us and each of Mr. Foster, Mr. Montfort, Ms. Kenny and Mr. Armstrong provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason, he or she is entitled to the following benefits:

•	a lump sum cash payment equal to the sum of (A) his or her then current base salary, plus (B) his or her target award opportunity under our short-term incentive compensation plan;

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions; and

•	at our expense, the right of continued participation by the executive and his or her spouse and dependent children in our group health plans for up to one year following the termination.

In addition, the terms of the award agreements that govern the unvested Performance Units awarded to Mr. Foster, Mr. Montfort and Ms. Kenny as of December 31, 2014 provide for vesting of such awards as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period, if we terminate his employment without cause or he resigns for good reason.

Terms of Severance Benefits in the Event of a Change of Control

The respective severance agreements between us and each of Mr. Foster, Mr. Montfort, Ms. Kenny and Mr. Armstrong provide that, if we terminate the executive’s employment without cause or the executive resigns for good reason within three months before or 12 months following a change in control of us, he or she is entitled to the following benefits:

•	a cash payment equal to two times his or her then current base salary;

•	a cash payment equal to two times the average of his or her three most recent annual incentive payments (or amounts approved for payment) under our short-term incentive compensation plan, if any;

•	a pro rata short-term incentive compensation plan cash payment for the year of termination in the amount approved by our Board of Directors, or, if no amount has been approved, an amount equal to his or her target opportunity for the year of termination, based on the number of days that he or she was employed that year; and

•	at our expense, the right of continued participation by the executive and his or her spouse and dependent children in our group health plans for up to one year following the termination.

In addition, the terms of the award agreements that govern the unvested shares of restricted stock and stock options awarded to our named executive officers provide for accelerated vesting upon a change of control of us.

In addition, the terms of the award agreements that govern the unvested Performance Units awarded to Mr. Foster, Mr. Montfort and Ms. Kenny as of December 31, 2014 provide that, in the event of a change in control, the performance period related to such award shall be terminated as of the effective date of the change in control and the performance level shall be computed using the price per share of common stock received by stockholders in the transaction that resulted in the change in control, which, for purposes of the table below, is assumed to be at the target level.

Terms of Severance Benefits in the Event of a Termination of Employment Following Death or Disability

The respective agreements between us and each of the named executive officers provide that, if the executive’s employment is terminated following death or disability, he or she is entitled to the following benefits:

•	an amount equal to his or her target opportunity under a then-existing incentive compensation plan, prorated for the period of time during the year prior to his or her death or when he or she was not disabled; and

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions; and

•	at our expense, insurance coverage following the termination, for up to 12 months.

In addition, the terms of the award agreements that govern the unvested Performance Units awarded to Mr. Foster, Mr. Montfort and Ms. Kenny as of December 31, 2014 provide for vesting of such awards as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period, if the employment of such executive is terminated following death or disability.

Table of Potential Payments Upon Termination or Change in Control

The following table sets forth the cash severance payments, and the value of accelerated vesting of equity awards and medical benefits, that each of Mr. Foster, Mr. Montfort, Ms. Kenny and Mr. Armstrong would be entitled to receive pursuant to the terms of each of their respective severance agreements and the award agreements under our long-term incentive compensation plans under certain circumstances. The table assumes that termination of each named executive officer’s employment or the change of control of us occurred on December 31, 2014.

Name	Cash Severance Payments	Stock and Option Awards	Medical Benefits	Total
Jeffrey H. Foster
Termination Without Cause or Resignation for Good Reason	$544,000	$620,209	$19,500	$1,183,709
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,201,213	$1,318,767	$19,500	$2,539,480
Termination of Employment Following Death or Disability	$204,000	$620,209	$19,500	$843,709
Richard A. Montfort, Jr.
Termination Without Cause or Resignation for Good Reason	$524,160	$660,873	$19,500	$1,204,533
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$1,249,271	$1,189,102	$19,500	$2,457,873
Termination of Employment Following Death or Disability	$196,560	$660,873	$19,500	$876,933
Maria Kenny
Termination Without Cause or Resignation for Good Reason	$412,500	$563,649	$13,000	$989,149
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$966,789	$1,124,010	$13,000	$2,103,799
Termination of Employment Following Death or Disability	$137,500	$563,649	$13,000	$714,149
James W. Armstrong
Termination Without Cause or Resignation for Good Reason	$300,000	$143,464	$19,500	$462,964
Termination Without Cause or Resignation for Good Reason in connection with a Change in Control	$611,833	$322,594	$19,500	$953,927
Termination of Employment Following Death or Disability	$100,000	$143,464	$19,500	$262,964

See “Subsequent Compensation-Related Events—Resignation of Hossein Fateh as President and Chief Executive Officer” for information regarding the potential payments to which Mr. Fateh would have been entitled to receive assuming that his employment had terminated on December 31, 2014.

The following discussion provides additional information regarding the figures in the table above.

Stock and Option Awards Column

The amounts set forth in this column include only the value of unvested or unexercisable, as applicable, equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Security Ownership of Certain Beneficial Owners.”

Subsequent Compensation-Related Events

Resignation of Hossein Fateh as President and Chief Executive Officer. Mr. Fateh was our President and Chief Executive Officer until February 2015, when he retired. He is now our Vice Chairman. Below are summaries of the terms of Mr. Fateh’s Separation Agreement, into which we entered at the time of his resignation, and the terms of his Employment Agreement regarding the potential payments to which Mr. Fateh would have been entitled to receive assuming that his employment had terminated on December 31, 2014.

Summary of Terms of Separation Agreement. In connection with Mr. Fateh’s resignation, we entered into a Separation Agreement and General Release with Mr. Fateh (the “Separation Agreement”). In addition to providing for Mr. Fateh’s resignation as President and Chief Executive Officer and designation as Vice Chairman of the Board, the Separation Agreement provided that Mr. Fateh received the compensation and benefits described below. In addition, under the Separation Agreement, Mr. Fateh released and discharged, and covenanted not to sue, us or any of our subsidiaries or any of our or their respective officers, directors, employees, shareholders and other agents and related parties from any and all claims arising out of his employment with us or his separation.

Under the Separation Agreement, in addition to any accrued but unpaid salary, Mr. Fateh is entitled to receive the following payments and other benefits:

•	payment under the 2014 STIC Plan, which, pursuant to the terms of that plan, resulted in a payment of $886,830;

•	a cash severance payment equal to the sum of (i) Mr. Fateh’s annual salary, plus (ii) the average of the two highest annual cash bonus payments paid or approved for payment to Mr. Fateh during the preceding three completed performance years, which entitles Mr. Fateh to a payment of $1,328,265;

•	a partial year cash bonus payment for 2015 of $68,647, which was based on the length of Mr. Fateh’s service prior to his resignation as President and Chief Executive Officer;

•	vesting of all unvested stock option awards held by Mr. Fateh on the date of his resignation, which results in the vesting of 173,181 options to purchase our common stock;

•	vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level on the date of his resignation and actual performance as of the date of his resignation, which resulted in an award of 320,676 shares of our common stock;

•	a grant of the number of shares of the Company’s common stock equal to $1,750,000 divided by the average of the opening and closing prices of the Company’s common stock on the NYSE on the date of his resignation, which resulted in an award of 55,742 shares of our common stock; and

•	if elected by Mr. Fateh, reimbursement for the cost of COBRA continuation of health insurance coverage for Mr. Fateh and his family members for a period of 18 months after the date of his resignation.

In addition, pursuant to the Separation Agreement, each of the award agreements for stock options held by Mr. Fateh on the date of his resignation were amended to provide that that applicable exercise period for such stock options will continue until the earliest to occur of (i) the date of termination of Mr. Fateh’s services as one of our directors, and (ii) the date on which the stock option otherwise would have expired pursuant to the applicable award agreement.

Summary of Terms of Employment Agreement with respect to Potential Payments Upon Termination or Change in Control. During Mr. Fateh’s employment with us, we were party to an employment agreement with Mr. Fateh that provided that he was entitled to receive certain benefits if, during his employment with us, we had terminated his employment without cause, he had resigned his position with good reason, or his employment had terminated due to his death or disability. Following Mr. Fateh’s resignation, and pursuant to the terms of his Separation Agreement, these provisions of his Employment Agreement no longer are in force.

Mr. Fateh’s employment agreement provided that, if we had terminated his employment without cause or he had resigned for good reason, whether or not in connection with a change of control, he would have been entitled to the following benefits:

•	a lump sum cash payment equal to the sum of (A) his then current base salary, and (B) the average of the two highest annual cash bonuses, if any, paid or approved for payment to him during the preceding three completed performance years;

•	a lump sum cash payment of a short-term incentive award for the year of termination, in an amount equal to his target opportunity, prorated for the period of time during the year that he was employed by us;

•	vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•	vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level at the date of termination and actual performance at the date of termination; and

•	at our expense, the right of continued participation by him and his spouse and dependent children in our group health plans for up to 18 months following the termination.

Mr. Fateh’s employment agreement provided that, if his employment was terminated following death or disability, he was entitled to the following benefits:

•	an amount equal to his target opportunity under a then-existing incentive compensation plan, prorated for the period of time during the year prior to his death or when he was not disabled; and

•	all unvested equity awards that would have vested during the 12 month period following termination will vest and become exercisable or free from restrictions; and

•	at our expense, insurance coverage following the termination, for up to 18 months.

In addition, the terms of the award agreements that governed the Performance Units awarded to Mr. Fateh as of December 31, 2014 provided for vesting of such awards as if the performance objectives on which such awards were conditioned had been met at the target level at the date of termination, prorated for the time completed during the performance period, if his employment was terminated following death or disability.

The following table sets forth these benefits, assuming that Mr. Fateh’s employment had been terminated as of December 31, 2014.

Name	Cash Severance Payments	Stock and Option Awards	Medical Benefits	Total
Hossein Fateh
Termination Without Cause or Resignation for Good Reason	$1,639,304	$5,394,791	$29,250	$7,063,345
Termination of Employment Following Death or Disability	$506,760	$2,800,312	$29,250	$3,336,322

Appointment of Christopher P. Eldredge as President and Chief Executive Officer and Terms of Employment Agreement. In connection with Mr. Eldredge’s appointment as our President and Chief Executive Officer and as one or our directors, we entered into an Employment Agreement with him. The agreement provides for a term of employment of three years, commencing on February 17, 2015, with no provision for renewal.

The agreement provides for an annual salary of $450,000 (which amount may be increased annually by an amount approved by the Board or the Compensation Committee of the Board). Mr. Eldredge is eligible to participate in our short-term incentive compensation plan with an annual cash incentive target amount equal to 100% of his annual salary (prorated for the 2015 calendar year). Mr. Eldredge also is eligible to participate in our long-term incentive compensation plan with an annual equity incentive target amount equal to $700,000. Additionally, under the terms of the employment agreement, Mr. Eldredge received (i) a sign-on cash payment of $200,000, and (ii) a sign-on equity grant of the number of restricted shares of the Company’s common stock, equal in value to $500,000 (based on the average of the opening and closing prices of the Company’s common stock on New York Stock Exchange on the effective date of the agreement), which resulted in an award of 15,927 shares of restricted stock. These shares will vest ratably in annual installments over a three year period.

Under the agreement, in the event that Mr. Eldredge’s employment is terminated by us without cause (as defined in the Employment Agreement) or Mr. Eldredge terminates his employment for good reason (as defined in the Employment Agreement) other than in connection with a change in control of us (as defined in the Employment Agreement), in addition to accrued but unpaid salary and benefits, he will receive the following compensation and benefits:

•	a single severance payment in cash in an amount equal to 24 months of the then current annual salary, plus an amount equal to 100% of his target annual cash bonus for the year in which the termination occurs;

•	all unvested equity awards held by Mr. Eldredge at termination of employment that would have become vested and exercisable or free from repurchase restrictions during the 12 months following termination if Mr. Eldredge had remained employed during such period will vest and become exercisable or free from restrictions; provided, however, that the restricted shares of our common stock granted to Mr. Eldredge pursuant to the sign-on equity grant described above will vest and become free from any restrictions;

•	with respect to performance-based equity awards, the applicable performance period will end on the date of termination of employment and a pro rata number (based on the number of days in the applicable performance period through the date of termination) of such awards will vest; and

•	at our expense, continuation of health insurance coverage for Mr. Eldredge and his family members under our group health plans for 18 months.

In the event that Mr. Eldredge’s employment is terminated by us with cause or Mr. Eldredge terminates his employment other than for good reason, the agreement provides that Mr. Eldredge will receive accrued and unpaid salary and benefits to which he is entitled, and all equity awards held by Mr. Eldredge at termination of employment will cease to vest as of the date of termination.

In the event of Mr. Eldredge’s death or disability, in addition to accrued but unpaid salary and benefits, the agreement provides that he will receive the following compensation and benefits:

•	an amount equal to Mr. Eldredge’s target annual cash bonus for the year in which the termination occurs, prorated for the period of time during the year in which he was employed by us;

•	all unvested equity awards held by Mr. Eldredge at termination of employment that would have become vested and exercisable or free from repurchase restrictions during the 12 months following termination if Mr. Eldredge had remained employed during such period will vest and become exercisable or free from restrictions;

•	in the case of disability, disability benefits according to the Company’s policies; and

•	at our expense, continuation of health insurance coverage for Mr. Eldredge and his family members (or in the case of Mr. Eldredge’s death, only his family members) under the Company’s group health plans for 18 months.

The agreement also provides that, in the event Mr. Eldredge’s employment is terminated by us without cause or if Mr. Eldredge terminates his employment for good reason within 12 months following a change in control of the Company, in addition to accrued but unpaid salary and benefits, he will receive the following compensation and benefits:

•	a cash payment equal to 24 months of the then current annual salary;

•	a cash payment equal to two times the average of his three most recent annual incentive payments (or amounts approved for payment) under our short-term incentive compensation plan, if any, or if fewer than three such payments have been paid or approved for payment, the highest payment, if any, paid or approved for payment during his term of employment, and if no such payments have been made or approved, this this amount will equal two times the target bonus for the year in which the termination occurs;

•	a pro rata short-term incentive compensation plan cash payment for the year of termination in the amount approved by the board, or, if no amount has been approved, an amount equal to Mr. Eldredge’s target bonus for the year of termination, based on the number of days that he was employed that year;

•	all unvested equity awards held by Mr. Eldredge at termination will vest and become exercisable or free from restrictions;

•	vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level at the date of termination and actual performance at the date of termination;

•	at our expense, continuation of health insurance coverage for Mr. Eldredge and his family members under our group health plans for 18 months.

In addition, if Mr. Eldredge’s employment is terminated by us without cause or if Mr. Eldredge terminates his employment for good reason within three months before a change in control of us, Mr. Eldredge also will be entitled to a lump sum cash payment in an amount equal to (i) the difference between any payments paid to Mr. Eldredge due to termination of his employment without cause or his resignation with good reason and any payments required to be paid to Mr. Eldredge in connection with a change in control of us as described above, and (ii) the value of any equity awards held by Mr. Eldredge at the time of termination of his employment (and which were forfeited or otherwise terminated at the time of termination because those awards were unvested) that would be subject to accelerated vesting had Mr. Eldredge remained in employment through the effective time of the change in control of us.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	2,222,407	$19.09	3,105,533
Equity compensation plans not approved by security holders	—	—	—
Total	2,222,407	$19.09	3,105,533

(1)	Represents the total number of shares of common stock that may be issued under our 2011 Equity Incentive Plan, including in connection with the conversion of Performance Units, assuming maximum performance is achieved. The number of shares of common stock to be issued may be lower if maximum performance is not achieved. See “Compensation Discussion and Analysis—2014 Executive Compensation Overview—2014 Long-Term Equity Compensation.”

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We provide our stockholders an annual opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote and will consider the outcome of the vote carefully when making future compensation decisions for our named executive officers.

Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives and align their interests with those of our stockholders. To achieve these goals, significant portions of targeted compensation are variable and based on equity. Base salary is the only type of compensation awarded to our named executive officers that is not variable and, therefore, independent of our performance.

Because we expect that the successful execution of our business objectives will result in increases in the value of our common stock over time, we believe that a significant portion of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company and individual performance. Specifically:

•	For short-term incentive compensation, we use annual cash awards that are targeted to reward the attainment of specific short-term objectives, and, for 2014, a portion of these awards were based on our annual FFO and the growth of our AFFO.

•	For long-term equity compensation, we grant a combination of time and performance vesting equity-based awards to ensure that a significant portion of each executive’s compensation is tied to the long-term performance of our common stock.

¡	The time-vesting awards subject our named executive officers to downside compensation risk if the price of our common stock declines; and

¡	The performance-based awards subject our named executive officers to downside compensation risk if the performance of our common stock over the three-year performance period, does not match that of a broad-based REIT stock index for one half of the award, and an index of publicly traded data center companies for the other half of the award.

Prior to voting on this proposal, stockholders are encouraged to read the sections of this Proxy Statement entitled “Executive Compensation-Compensation Discussion and Analysis” above, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2014. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our stockholders, and we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”

Vote Required and Recommendation

The affirmative vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required to endorse (on a non-binding advisory basis) the compensation of our named executive officers. Stockholders may abstain from voting on this advisory proposal. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Michael A. Coke (Chair and Audit Committee Financial Expert), Thomas D. Eckert and John T. Roberts, Jr. and operates under a written charter adopted by our Board of Directors.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards 61, as modified or supplemented, including the overall scope and plan for its audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission. The Audit Committee also appointed Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year.

AUDIT COMMITTEE
Michael A. Coke, Chair Thomas D. Eckert, and
John T. Roberts, Jr.

The Audit Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the fees billed by Ernst & Young LLP for professional services rendered to us for 2014 and 2013:

	2014	2013
Audit Fees	$721,500	$809,500
Audit-Related Fees	$277,230	$269,530
Tax Fees	—	—
All Other Fees	—	—

Total	$998,730	$1,079,030

Audit Fees

Audit fees for each applicable year consisted of professional services rendered for the audit of our consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, services associated with the review of registration statements and related issuances of consents and other services related to SEC matters. Fees incurred for the audit of the consolidated financial statements and the report on effectiveness of internal controls of DuPont Fabros Technology, Inc. were $540,500 for 2014 and $537,500 for 2013.

Audit-Related Fees

Audit-Related fees for 2014 consisted primarily of SSAE 16 audits on six of our data center facilities for our customers’ use and certain due diligence procedures and Audit-Related fees for 2013 consisted of SSAE16 audits on six of our data center facilities for our customers’ use.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The Audit Committee approved all services to be performed by our independent registered public accounting firm during 2014.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2015. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Ernst & Young LLP as the independent registered public accounting firm of our Company for 2015. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” above.

A representative of Ernst & Young LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Vote Required and Recommendation

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015. For purposes of the vote on this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Related Person Transactions

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. Although the Audit Committee has not adopted any specific policies or procedures for conducting such reviews, the Audit Committee considers each transaction in light of the specific facts and circumstances presented and approves or ratifies such transaction (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. Other than as described below, no such transactions have occurred since January 1, 2014.

Acquisition of Undeveloped Land

In February 2015, we entered into two purchase agreements under which we will acquire two parcels of undeveloped land in Ashburn, Virginia, from entities controlled by Lammot J. du Pont, our Chairman of the Board, and Hossein Fateh, our Vice Chairman of the Board.

One agreement relates to the acquisition of a 34.8 acre site that is adjacent to the Ashburn Corporate Center, where our ACC2, ACC3, ACC4, ACC5, ACC6 and ACC7 data center facilities are located, for a total of $15.5 million. The sole managers of the entity that owns this site are a limited liability company owned solely by Mr. du Pont, which also owns approximately 7% of the seller, and a limited liability company owned solely by Mr. Fateh, which also owns approximately 1% of the seller.

The other agreement relates to the acquisition of an 8.7 acre site that is part of the Ashburn Corporate Center and adjacent to our ACC4 and ACC7 data center facilities, for a total of $4.6 million. Messrs. du Pont and Fateh are the sole managers of the limited liability company that manages the entity that owns this site. Mr. du Pont directly and indirectly owns approximately 23% of the seller, and Mr. Fateh directly and indirectly owns approximately 18% of the seller. In addition, Frederic V. Malek, one of our independent directors, is a non-managing member of the entity that owns this site. Mr. Malek’s sole interest in this entity is the ownership of an approximately 4% non-managing membership interest; he is neither an employee nor an executive officer of this entity. In light of Mr. Malek’s interest in this entity, our Board of Directors considered all relevant facts and circumstances of Mr. Malek’s relationship with this entity and these transactions and determined that Mr. Malek’s interest therein does not require the Board to change its affirmative determination that Mr. Malek is independent under our Corporate Governance Guidelines, director independence guidelines and NYSE listing standards.

We believe that the terms of each of these purchase agreements are fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable property located in Ashburn, Virginia. The purchase price for each site was based on an appraisal prepared by an independent appraisal firm.

Lease Arrangements

We lease our headquarters, approximately 9,337 square feet of office space in Washington, DC, from an entity controlled by Messrs. du Pont and Fateh, our Chairman and Vice Chairman of the Board, respectively. In addition, Maria Kenny, our Senior Vice President, Finance & Treasurer, is a non-managing member of the entity from which we lease our headquarters. Ms. Kenny’s sole interest in this entity is the ownership of an approximately 1% non-managing membership interest. Under the terms of the headquarters lease, the term of which expires in September 2016, we are required to pay base rent, with annual increases of 3% in each year other than the last two years of the lease term, plus our pro rata share of increases in real estate taxes. In addition, the lease grants us the right of first offer with respect to any space that becomes available in the building in which our headquarters is located. For 2014, we paid $422,000 under the headquarters lease, of which $260,000 was attributed to Mr. du Pont, $23,000 was attributed to Mr. Fateh, and $4,000 was attributed to Ms. Kenny, based on their respective ownership interests of this entity. We believe that the terms of this lease are fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, D.C.

Aircraft Arrangements

From time to time, we charter an aircraft that is owned by an entity owned and controlled by Mr. Fateh. We charter this aircraft through an independent third-party aircraft charter company, Executive Jet Management (“EJM”), at rates that we believe are fair and reasonable and reflect terms that we would expect to obtain in an arm’s length transaction for use of a comparable aircraft. During 2014, we chartered this aircraft for our business-related use and travel and paid EJM a total of approximately $120,000, of which EJM paid the entity that owns the aircraft approximately $94,000.

Pledge of Securities by Executive Officers to Secure Personal Loans

Mr. du Pont has entered into a $12.5 million personal line of credit with a lender, under which he has pledged to the lender 1,250,000 OP units. Mr. Fateh has entered into a $20 million personal line of credit with a lender, under which he has pledged 1,750,000 OP Units. See “Compensation of Directors-Policy on Hedging and Pledging of Company Securities.” In connection with these agreements, we and DuPont Fabros Technology, L.P. (the “Operating Partnership”) entered into a separate agreement with the lender under which we and the Operating Partnership acknowledged certain matters related to the respective pledges made by Messrs. du Pont and Fateh, and have provided certain other acknowledgments and agreements in favor of the lender regarding, among other things, distributions on the pledged units and rights and remedies of the lender upon events of default under these lines of credit.

Registration Rights

All holders of OP units, including Messrs. du Pont and Fateh, have registration rights with respect to shares of our common stock that may be issued to them in connection with redemption of the OP units held by them. In December 2008, the SEC declared effective a registration statement on Form S-3 that we filed under which holders of OP units may sell shares of our common stock that are issued to them in connection with redemption of any of their OP units.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015

This Proxy Statement and our annual report to stockholders are available on our website at www.edocumentview.com/dft.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by contacting your broker or bank. In any event, if you did not receive an individual copy of this Proxy Statement or our annual report, we will send a copy to you if you address your written request to or call DuPont Fabros Technology, Inc., Attention: Investor Relations, 1212 New York Avenue, NW, Suite 900, Washington, DC 20005 (telephone number: 202-728-0044). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

ANNUAL REPORT

The Company’s 2014 Annual Report on Form 10-K is being provided to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

By order of the Board of Directors,

Lammot J. du Pont
Chairman of the Board

April 8, 2015

Washington, DC

ATTACHMENT A

RECONCILIATIONS OF NET INCOME TO FFO

AND NORMALIZED FFO

(unaudited and in thousands except share and per share data)

	2014	2013
Net income	$124,611	$53,605
Depreciation and amortization	96,780	93,058
Less: Non real estate depreciation and amortization	(707)	(875)

FFO	$220,684	145,788
Preferred stock dividends	(27,245)	(27,245)

FFO attributable to common shares and OP units	$193,439	$118,543

Loss on early extinguishment of debt	1,701	40,978

Normalized FFO	$195,140	$159,521
Straight-line revenues, net of reserve	7,673	(6,920)
Amortization of lease contracts above and below market value	(2,393)	(2,391)
Compensation paid with Company common shares	6,191	6,088
Non real estate depreciation and amortization	707	875
Amortization of deferred financing costs	2,980	3,349
Improvements to real estate	(1,916)	(5,757)
Capitalized leasing commissions	(4,149)	(2,134)

AFFO	$204,233	$152,631

FFO attributable to common shares and OP units per share – diluted	$2.37	$1.46

Normalized FFO per share – diluted	$2.39	$1.96

AFFO per share – diluted	$2.50	$1.87

Weighted average common shares and OP units outstanding – diluted	81,770,189	81,409,279

Funds from operations, or FFO, is used by industry analysts and investors as a supplemental operating performance measure for REITs. The Company calculates FFO in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. FFO, as defined by NAREIT, represents net income determined in accordance with GAAP, excluding extraordinary items as defined under GAAP, impairment charges on depreciable real estate assets and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company also presents FFO attributable to common shares and OP units, which is FFO excluding preferred stock dividends. FFO attributable to common shares and OP units per share is calculated on a basis consistent with net income attributable to common shares and OP units and reflects adjustments to net income for preferred stock dividends.

The Company uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared period over period, captures trends in occupancy rates, rental rates and operating expenses. The Company also believes that, as a widely recognized measure of the performance of equity REITs, FFO may be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes real estate related depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of

A-1

capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

While FFO is a relevant and widely used measure of operating performance of equity REITs, other equity REITs may use different methodologies for calculating FFO and, accordingly, FFO as disclosed by such other REITs may not be comparable to the Company’s FFO. Therefore, the Company believes that in order to facilitate a clear understanding of its historical operating results, FFO should be examined in conjunction with net income as presented in the consolidated statements of operations. FFO should not be considered as an alternative to net income or to cash flow from operating activities (each as computed in accordance with GAAP) or as an indicator of the Company’s liquidity, nor is it indicative of funds available to meet the Company’s cash needs, including its ability to pay dividends or make distributions.

We present FFO with adjustments to arrive at Normalized FFO. Normalized FFO is FFO attributable to common shares and units excluding gain or loss on early extinguishment of debt and gain or loss on derivative instruments. We also present FFO with supplemental adjustments to arrive at Adjusted FFO (“AFFO”). AFFO is Normalized FFO excluding straight-line revenue, compensation paid with Company common shares, below market lease amortization net of above market lease amortization, non-real estate depreciation and amortization, amortization of deferred financing costs, improvements to real estate and capitalized leasing commissions. AFFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow provided by operations as a measure of liquidity and is not necessarily indicative of funds available to fund our cash needs including our ability to pay dividends. In addition, AFFO may not be comparable to similarly titled measurements employed by other companies. We use AFFO in management reports to provide a measure of REIT operating performance that can be compared to other companies using AFFO.

A-2

DuPont Fabros Technology, Inc.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2015.

Vote by Internet

•  Go to www.envisionreports.com/DFT

•  Or scan the QR code with your smartphone

•  Follow the steps outlined on the secure website

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•  Follow the instructions provided by the recorded message

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Michael A. Coke	☐	☐	02 - Lammot J. du Pont	☐	☐	03 - Thomas D. Eckert	☐	☐

04 Christopher Eldredge	☐	☐	05 - Hossein Fateh	☐	☐	06 - Frederic V. Malek	☐	☐

07 – Mary M. Styer	☐	☐	08 - John T. Roberts, Jr.	☐	☐	09 - John H. Toole	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote on executive compensation (say-on-pay vote).	☐	☐	☐	3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.	☐	☐	☐
4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box.

/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - DuPont Fabros Technology, Inc.

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ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given herein. If no instructions are given, this proxy will be voted “FOR” all of the nominees listed under Proposal 1, and “FOR” Proposals 2 and 3, and with respect to any other matters that properly come before the meeting, the proxies named in this proxy will vote in his discretion.

The undersigned hereby appoints Lammot J. du Pont, Christopher P. Eldredge and Jeffrey H. Foster as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DuPont Fabros Technology, Inc. held of record by the undersigned on April 2, 2015, at the Annual Meeting of Stockholders to be held at the Embassy Suites Dulles, 44610 Waxpool Rd., Ashburn, VA 20147 on May 27, 2015, or any adjournments or postponements thereof.

Please sign, date and return promptly in the enclosed envelope.

CONTINUED ON REVERSE SIDE

Non-Voting Items

Change of Address - Please print new address below.

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+